SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

We cordially invite you to attend our Annual Meeting of Stockholders to be held at 3333 Michelson Drive, Irvine, California 92612 on Wednesday, November 5, 2014 at 8:00 a.m., local time. Our Board of Directors and management look forward to welcoming you there.

We are holding the Annual Meeting for the following purposes:

1. To elect nine directors to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation in this Proxy Statement;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2015; and

4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	“FOR” ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1,

•	“FOR” PROPOSAL 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND

•	“FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. You may submit your proxy over the Internet or (if you receive a printed copy of the proxy materials) by telephone or by marking, signing, dating and mailing a proxy or voting instruction form in the pre-addressed return envelope provided. We urge you to promptly submit your proxy or voting instructions in order to ensure your representation and the presence of a quorum at the Annual Meeting.

On behalf of the Board of Directors, thank you for your continued support.

THOMAS E. PARDUN	STEPHEN D. MILLIGAN
Chairman of the Board	President and Chief Executive Officer

September 23, 2014

3355 Michelson Drive, Suite 100

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 5, 2014

To the Stockholders of

WESTERN DIGITAL CORPORATION:

Our 2014 Annual Meeting of Stockholders will be held at 3333 Michelson Drive, Irvine, California 92612 on Wednesday, November 5, 2014 at 8:00 a.m., local time, for the following purposes:

1. To elect the nine director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation disclosed in this Proxy Statement;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2015; and

4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Only stockholders of record at the close of business on September 9, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting.

We are using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials,” or Notice, instead of a printed copy of the Proxy Statement and our Annual Report for the fiscal year ended June 27, 2014. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including the Proxy Statement, our 2014 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

By Order of the Board of Directors,

MICHAEL C. RAY

Senior Vice President, General Counsel and Secretary

Irvine, California

September 23, 2014

ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR (IF YOU RECEIVE A PRINTED COPY OF THE PROXY MATERIALS) BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON VOTING. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION, BUT IT WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BANK, BROKER, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES IN PERSON AT THE ANNUAL MEETING).

3355 Michelson Drive, Suite 100

Irvine, California 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 5, 2014

Our Board of Directors is soliciting your proxy for the 2014 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on November 5, 2014 at 3333 Michelson Drive, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

Unless the context otherwise requires, references in this Proxy Statement to “Western Digital,” “company,” “we,” “our,” “us,” and similar terms refer to Western Digital Corporation, a Delaware corporation. Western Digital is the parent company of our storage business, which operates under two independent subsidiaries — HGST and WD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 5, 2014

This Proxy Statement and our 2014 Annual Report for the fiscal year ended June 27, 2014 are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at investor.wdc.com. The other information on our corporate website does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials,” or Notice, instead of a printed copy of this Proxy Statement and our Annual Report for the fiscal year ended June 27, 2014. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2014 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice to our stockholders on or about September 23, 2014. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2014 Annual Report on or about September 23, 2014.

Q:	What information is contained in these materials?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly compensated executive officers, corporate governance and information on our Board of Directors, and certain other required information. Our 2014 Annual Report, which includes our audited consolidated financial statements, has also been made available to you.

Q:	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1. The election of the nine director nominees named in this Proxy Statement to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

2. An advisory vote on the named executive officer compensation disclosed in this Proxy Statement (Proposal 2); and

3. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2015 (Proposal 3).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Q:	How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends that you vote your shares:

1. “FOR” election to the Board of Directors of each of the nine director nominees named in this Proxy Statement (Proposal 1);

2. “FOR” the approval of the compensation of our named executive officers in this Proxy Statement (Proposal 2); and

3. “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2015 (Proposal 3).

Q:	Who is entitled to vote?

Only stockholders of record at the close of business on September 9, 2014, the record date, will be entitled to notice of and to vote at the Annual Meeting.

Q:	How many shares are eligible to vote at the Annual Meeting?

At the close of business on the record date, 233,609,256 shares of our common stock were outstanding and entitled to vote.

Q:	What is the difference between a “beneficial stockholder” and a “stockholder of record”?

Whether you are a beneficial stockholder or a stockholder of record depends on how you hold your shares:

Beneficial Stockholders:    Most of our stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the proxy materials were made available to you by the organization holding your account. This organization is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Stockholders of Record:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were made available directly to you by the company. If you requested printed copies of the proxy materials by mail, you will receive a proxy card from the company.

Q:	How can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot that will be provided at the Annual Meeting, or, if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy”

from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials. If you are a beneficial stockholder, you may also submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or nominee that holds their shares giving them the right to vote the shares in person at the Annual Meeting.

Q:	How do I vote my shares held in the company’s 401(k) Plan? What happens if I do not vote my 401(k) Plan shares?

If you are one of our employees who participates in the Western Digital Common Stock Fund under the company’s 401(k) Plan, you will receive a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct T. Rowe Price Company, the plan trustee, how to vote your plan shares. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will not be voted.

Q:	What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on November 4, 2014 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting, in order for your shares to be voted at the meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares. If you hold shares in the company’s 401(k) Plan, to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone or the Internet by 11:59 p.m. Eastern time on November 2, 2014.

Q:	Can I change or revoke my proxy or voting instructions?

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary or, to change how your shares will be voted at the Annual Meeting, by submitting a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy electronically via the Internet or by telephone. A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on November 4, 2014, unless you are voting shares held in our 401(k) Plan, in which case the deadline is 11:59 p.m. Eastern time on November 2, 2014.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed above in the notice of the meeting, your shares will be voted as recommended by the Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What happens if additional matters are presented at the Annual Meeting?

The deadline under our By-laws for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the proxyholders will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

Q:	What vote is required to approve each of the proposals?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Each director nominee receiving the affirmative approval of a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” the director exceeds the number of votes cast “against” that director) will be elected as a director.

For purposes of Proposal 2 (advisory vote on executive compensation) and Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Each of these proposals requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Please be aware that Proposals 2 and 3 are advisory only and are not binding on the company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Q:	What effect do abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voting “abstain” will be entirely excluded from the vote and will not be counted in determining the outcome of a director’s election. For Proposal 2 (advisory vote on executive compensation) and Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), we treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a vote “against” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 1 (election of directors) and Proposal 2 (advisory vote on executive compensation) are each considered a non-routine matter. However, Proposal 3 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 3, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

Q:	Can I attend the Annual Meeting? What do I need for admission?

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial stockholder as of the close of business on September 9, 2014, the record date, or you hold a valid legal proxy for the Annual Meeting. You should be prepared to present photo identification for admission.

Q:	Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We have also engaged Morrow & Co., LLC to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Morrow & Co., LLC against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC no later than four business days following the date of the Annual Meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals and director nominations for the 2015 Annual Meeting of Stockholders. Our 2015 Annual Meeting of Stockholders is currently scheduled to be held on November 4, 2015.

Proposals for Inclusion in Proxy Materials.    For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2015 Annual Meeting of Stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than May 22, 2015 and must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2015 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2015 Annual Meeting

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials.    If you intend to nominate a director for election to our Board of Directors at our 2015 Annual Meeting of Stockholders or wish to present a proposal at the 2015 Annual Meeting but do not intend for such proposal to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 8, 2015 (the 120th day prior to the anniversary of our 2014 Annual Meeting) and no later than the close of business on August 7, 2015 (the 90th day prior to the anniversary of our 2014 Annual Meeting). Notwithstanding the foregoing, in the event that we change the date of the 2015 Annual Meeting from the currently scheduled date of November 4, 2015 to a date that is more than 30 days before or more than 70 days after the anniversary of our 2014 Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2015 Annual Meeting and no later than the close of business on the later of 90 days prior to the date of the 2015 Annual Meeting or the tenth day following the day on which public announcement of the 2015 Annual Meeting is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2015 Annual Meeting.

Q:	I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-542-1061. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 9, 2014, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the named executive officers named in the “Fiscal Years 2012 — 2014 Summary Compensation Table” on page 48 and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Stockholders:
The Vanguard Group, Inc.(3)	15,557,301	6.66%
100 Vanguard Blvd., Malvern, PA 19355
Hitachi, Ltd.(4)	12,500,000	5.35%
6-6 Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-8280 Japan
BlackRock Inc.(5)	12,406,692	5.31%
40 East 52nd Street, New York, NY 10022
Directors:
Kathleen A. Cote(6)	36,577	*
Henry T. DeNero(6)	62,115	*
William L. Kimsey(6)	26,580	*
Michael D. Lambert(6)	21,924	*
Len J. Lauer(6)	49,834	*
Matthew E. Massengill(6)	13,723	*
Roger H. Moore(6)	98,669	*
Thomas E. Pardun(6)	83,249	*
Paula A. Price(6)	1,015	*
Arif Shakeel(6)	14,665	*
Akio Yamamoto(6)	0	*
Masahiro Yamamura(6)	0	*
Named Executive Officers:
Stephen D. Milligan(7)(8)	71,438	*
Timothy M. Leyden(8)	510,664	*
Michael D. Cordano(8)	28,529	*
James J. Murphy(8)	51,087	*
Mark P. Long(8)	0	*
Wolfgang U. Nickl(8)	0	*
All Directors and Current Executive Officers as a group (18 persons)(9)	576,809	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are exercisable as of or within 60 days after September 9, 2014, as well as shares subject to restricted stock unit (“RSU”) awards scheduled to vest within 60 days after September 9, 2014, as outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 9, 2014 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as otherwise noted below, we determine applicable percentage ownership on 233,609,256 shares of our common stock outstanding as of September 9, 2014. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(3)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014, by The Vanguard Group, Inc. (“Vanguard”). According to the schedule, as of December 31, 2013, Vanguard has sole voting power with respect to 347,129 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 15,236,572 shares and shared dispositive power with respect to 320,729 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 269,829 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 128,200 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	Beneficial ownership information is based on information contained in a Schedule 13D/A filed with the SEC on November 7, 2013 by Hitachi, Ltd. (“Hitachi”). According to the schedule, as of November 7, 2013, Hitachi has sole voting and sole dispositive power with respect to 12,500,000 shares, which shares were acquired by Hitachi, together with cash consideration, in connection with our acquisition on March 8, 2012 of all of the outstanding stock of Viviti Technologies Ltd., until recently known as Hitachi Global Storage Technologies (“HGST”), a wholly owned subsidiary of Hitachi.

(5)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 11, 2014, by BlackRock Inc. (“BlackRock”). According to the schedule, as of December 31, 2013, BlackRock has sole voting power with respect to 10,242,148 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 12,406,692 shares and shared dispositive power with respect to zero shares.

(6)	Includes shares of our common stock that may be acquired as of or within 60 days after September 9, 2014 through the exercise of stock options as follows: Ms. Cote (4,391), Mr. DeNero (2,885), Mr. Kimsey (5,391), Mr. Lambert (8,466), Mr. Lauer (41,724), Mr. Massengill (3,758), Mr. Moore (7,897), Mr. Pardun (24,652), Ms. Price (0), Mr. Shakeel (6,644), Mr. Yamamoto (0) and Mr. Yamamura (0). Includes shares of our common stock that may be acquired within 60 days after September 9, 2014 through the vesting of RSU awards as follows: Ms. Cote (2,998), Mr. DeNero (2,998), Mr. Kimsey (8,021), Mr. Lambert (2,998), Mr. Lauer (2,998), Mr. Massengill (2,998), Mr. Moore (8,021), Mr. Pardun (3,664), Ms. Price (1,015), Mr. Shakeel (8,021), Mr. Yamamoto (0) and Mr. Yamamura (0). Restricted stock unit awards are payable in an equivalent number of shares of common stock in connection with the vesting of the award. Also includes shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 9, 2014 as follows: Ms. Cote (29,188), Mr. DeNero (50,552), Mr. Kimsey (2,708), Mr. Lambert (0), Mr. Lauer (0), Mr. Massengill (0), Mr. Moore (57,567), Mr. Pardun (35,537), Ms. Price (0), Mr. Shakeel (0), Mr. Yamamoto (0) and Mr. Yamamura (0). Deferred stock units are payable in an equivalent number of shares of common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.

(7)	Mr. Milligan is also a member of our Board of Directors.

(8)	Includes shares of our common stock that may be acquired as of or within 60 days after September 9, 2014 through the exercise of stock options as follows: Mr. Milligan (13,875), Mr. Leyden (318,114), Mr. Cordano (14,904), Mr. Murphy (29,356), Mr. Long (0) and Mr. Nickl (0). Includes shares of our common stock that may be acquired within 60 days after September 9, 2014 through the vesting of RSU awards as follows: Mr. Leyden (32,022) and Mr. Murphy (15,878).

(9)	Includes 168,600 shares of our common stock that may be acquired as of or within 60 days after September 9, 2014 through the exercise of stock options by our directors and our current executive officers. Includes 69,216 shares of our common stock that may be acquired within 60 days after September 9, 2014 through the vesting of RSU awards by our directors and our current executive officers. Also includes 175,553 shares of our common stock representing deferred stock units as described in footnote (6) above.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of thirteen directors. Each director serves a one-year term and is subject to re-election at each annual meeting of stockholders. This year, two of our directors, Messrs. William Kimsey and Roger Moore, reached the mandatory retirement age for directors and are not standing for re-election at the Annual Meeting. In addition, our current director, Mr. Arif Shakeel, who has served on the Board since September 2004, joined the company in 1985 and served in various executive capacities, including as our Chief Executive Officer from October 2005 until January 2007, is not a candidate for re-election this year. Finally, Mr. Yamamoto is not a candidate for re-election, since in accordance with the Investor Rights Agreement, he would be required to resign from the Board of Directors at the end of calendar year 2014. Each of Messrs. Kimsey, Moore, Shakeel and Yamamoto has made a wide variety of valuable contributions to the company. The Board would like to thank them for their years of excellent and committed service. Upon the recommendation of the Governance Committee, our Board of Directors has nominated each of the remaining nine directors for re-election to the Board of Directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Board of Directors intends to reduce the size of the Board from thirteen to nine directors immediately prior to the Annual Meeting.

Nominees for Election

Our nominees for election to our Board of Directors at the Annual Meeting include eight independent directors, as defined by the applicable listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Stock Market”), and one current member of our senior management. Each of the nominees is currently a member of our Board of Directors and has consented to serve as a director if elected.

Pursuant to an Investor Rights Agreement, dated March 8, 2012, between us and Hitachi (as amended, the “Investor Rights Agreement”), Messrs. Yamamura and Oka, were recommended to the Governance Committee and designated by Hitachi, Ltd. (“Hitachi”), one of our stockholders, to serve as members of our Board of Directors. Mr. Yamamoto, who was appointed to the Board of Directors on September 19, 2013 to replace Mr. Oka, was also recommended to the Governance Committee and designated by Hitachi to serve on our Board of Directors pursuant to the Investor Rights Agreement. We entered into the Investor Rights Agreement with Hitachi in connection with our acquisition of Viviti Technologies, Ltd., formerly known as HGST, a subsidiary of Hitachi. For fiscal 2014, Messrs. Oka (through the date of his resignation on September 19, 2013), Yamamura and Yamamoto are referred to in this Proxy Statement as the “Hitachi Designated Directors.” Additional information concerning the terms of the Investor Rights Agreement and Hitachi’s right to designate two directors to our Board of Directors is available below in the “Transactions With Related Persons” section under the heading “Agreements with Hitachi, Ltd.” Pursuant to the Investor Rights Agreement, one of the Hitachi Designated Directors would be required to resign from the Board of Directors at the end of calendar year 2014. In light of the obligation of one of the Hitachi Directors to resign by the end of calendar year 2014, in accordance with the Investor Rights Agreement, Mr. Yamamoto is not a candidate for re-election to the Board of Directors, and no second Hitachi Designated Director will replace Mr. Yamamoto for the remainder of calendar year 2014.

If you submit a proxy or voting instruction form but do not give specific instructions with respect to the election of directors, your shares will be voted “FOR” each of the nine nominees named in this Proxy Statement. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instructions and submitting your proxy or voting instructions as described herein. In the event that, before the Annual Meeting, any of the nominees for director should become unable or unwilling for good cause to serve if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Our Board of Directors has no reason to believe that any of its director nominees for election at the Annual Meeting will be unwilling or unable to serve if elected as a director.

In recommending director nominees for selection to the Board, the Governance Committee considers a number of factors, which are described in more detail below under “Director Candidates.” In considering these factors, the Governance Committee and the Board consider the fit of each individual’s experience, qualifications, attributes and skills with those of our other directors, to build a board of directors that, as a whole, is effective, collegial and responsive to the company and our stockholders.

The following biographical information for each of the nine nominees includes information about the director’s age, his or her principal occupations and employment during at least the last five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and the specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the individual should serve as a director. We value their numerous years of service to the company and their business experience and acumen.

Kathleen A. Cote, 65, has been a director since January 2001. She was the Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. She is currently a director of VeriSign, Inc. and GT Advanced Technologies, Inc., and, within the last five years, also served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.) and 3Com Corporation.

Ms. Cote is a seasoned business executive with numerous years of experience overseeing global companies focused on technology and operations, which is directly relevant to our business. Her financial and accounting skills qualify her as an audit committee financial expert under SEC rules. She has served on numerous public company boards of directors, including on the audit and governance committees of those boards, providing our Board of Directors with valuable board-level experience. Her tenure on our Board of Directors also provides us with specific expertise and insight into our business. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Henry T. DeNero, 68, has been a director since June 2000. He was Chairman and Chief Executive Officer of Homespace, Inc., a provider of Internet real estate and home services, from January 1999 until substantially all of its assets were acquired by LendingTree, Inc. in August 2000. From July 1995 to January 1999, he was Executive Vice President for First Data Corporation, a provider of information and transaction processing services. Prior to 1995, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a Director of McKinsey & Company, a management consulting firm. He currently serves as a director of DataDirect Networks, Inc. Within the last five years, Mr. DeNero has served as a director of THQ, Inc. and Vignette Corp.

Mr. DeNero has executive level experience in a broad range of industries, which demonstrates to the Board his ability to lead and provide strategic input on a wide range of issues. His extensive experience at McKinsey & Company, a respected consulting firm, provides the Board with valuable insights into corporate strategy and problem resolution. He has significant experience working in Japan and Europe in his positions with McKinsey & Company, which are two important geographic locations for our company. His financial skills and prior experience as a Chief Financial Officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Michael D. Lambert, 67, has been a director since August 2002. From 1996 until he retired in May 2002, he served as Senior Vice President for the Enterprise Systems Group of Dell Inc. (“Dell”), a computer system company. During that period, he also participated as a member of a six-man operating committee at Dell, which reported to the Office of the Chairman. Mr. Lambert served as Vice President, Sales and Marketing for Compaq Computer Corporation, a global information technology company, from 1993 to 1996. Prior to that, for four years, he ran the Large Computer Products division at NCR/AT&T Corporation as Vice President and General Manager. Mr. Lambert began his career with NCR Corporation, where he served for 16 years in product management, sales and software engineering capacities. Within the last five years, Mr. Lambert served as a director of Vignette Corp.

Mr. Lambert has extensive experience serving in numerous executive positions with several technology companies, which provides the Board with valuable executive-level insights. He has particular expertise in areas of sales, marketing and operations, especially in the enterprise systems business, which is an important segment for the company. He also has direct experience managing merger and acquisition transactions gained through his positions at Dell and NCR/AT&T Corporation. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Len J. Lauer, 57, has been a director since August 2010. He is the Chairman and Chief Executive Officer of Memjet, a color printing technology company. Prior to joining Memjet in January 2010, Mr. Lauer was Executive Vice President and Chief Operating Officer of Qualcomm, Inc., a developer and manufacturer of digital telecommunications products and services, from August 2008 through December 2009, and he was Executive Vice President and Group President from December 2006 through July 2008. Prior to joining Qualcomm, Inc., Mr. Lauer was Chief Operating Officer of Sprint Nextel Corp., a global communications company, from August 2005 to December 2006, and he was President and Chief Operating Officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was President-Sprint PCS from October 2002 until October 2004, and was President-Long Distance (formerly the Global Markets Group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions. Within the last five years, Mr. Lauer served as a director of H&R Block, Inc.

Mr. Lauer brings to the Board of Directors significant senior executive leadership experience from large, multi-national public technology companies, which provides a valuable perspective to our Board of Directors. Mr. Lauer’s experience provides our Board of Directors with insight into the role of technology solutions for the consumer products market, which is an important part of our business. He has also served on other public company boards and board committees, providing our Board of Directors with important board-level experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Matthew E. Massengill, 53, has been a director since January 2000. He joined us in 1985 and served in various executive capacities with us until January 2007. From October 1999 until January 2000, he served as Chief Operating Officer, from January 2000 until January 2002, he served as President, and from January 2000 until October 2005, he served as Chief Executive Officer. Mr. Massengill served as Chairman of the Board of Directors from November 2001 until March 2007. He is currently a director of Microsemi Corporation and GT Advanced Technologies, Inc. and, within the last five years, also served as a director of Conexant Systems, Inc.

Mr. Massengill’s 29 years of service to Western Digital, including 15 years as either an executive or Board member, provide our Board of Directors with extensive and significant experience directly relevant to our business. As our former Chief Executive Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board of Directors on the issues we face to achieve our strategic objectives and has extensive international experience. His service on numerous other public company boards of directors also provides our Board of Directors with important board-level perspective. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Stephen D. Milligan, 51, has been a director since January 2013. He re-joined us in March 2012 to serve as President following our acquisition of HGST in March 2012 and was appointed Chief Executive Officer effective January 2, 2013. He served as HGST’s President from March 2009 to December 2009 and as its President and Chief Executive Officer from December 2009 until our acquisition of HGST in March 2012. From September 2007 to October 2009, Mr. Milligan served as HGST’s Chief Financial Officer. From January 2004 to September 2007, Mr. Milligan served as our Chief Financial Officer and from September 2002 to January 2004, Mr. Milligan served as our Senior Vice President, Finance. From April 1997 to September 2002, Mr. Milligan held various financial and accounting roles of increasing responsibility at Dell. Prior to joining Dell, Mr. Milligan was employed at Price Waterhouse for 12 years, most recently as Senior Manager.

Mr. Milligan’s experience in our industry, including more than five years as President and Chief Executive Officer of HGST, contributes indispensable knowledge and expertise to the Board of Directors. He has served Western Digital and HGST in numerous executive capacities, providing our Board of Directors with valuable operations, manufacturing and finance experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Thomas E. Pardun, 70, has been a director since 1993 and Chairman of the Board of Directors since April 2007. He also served as Chairman of the Board of Directors from January 2000 until November 2001. Mr. Pardun was President of MediaOne International Asia Pacific (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint’s West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, a provider of information technology products and services, concluding as Director of product-line evaluation. He is currently a director of CalAmp Corporation, Calix, Inc., Finisar Corporation and MaxLinear, Inc. and, within the last five years, also served as a director of Occam Networks, Inc.

Mr. Pardun’s numerous years of experience in executive level positions in the technology industry provide our Board of Directors with valuable insight and knowledge. He has experience operating and growing businesses in Asia from his time as President of MediaOne International Asia Pacific, which is an important geographic region for our company. He has extensive expertise in matters relating to joint ventures, mergers and acquisitions from his time at MediaOne and Sprint, which is important to our Board of Directors. Mr. Pardun’s tenure on our Board of Directors, including as both Chairman and lead director, and his service on numerous other public company boards of directors also provide valuable perspective to our Board of Directors, especially in leadership and governance matters. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Paula A. Price, 52, has been a director since July 2014. Ms. Price has served as a senior lecturer for Harvard Business School in the Accounting and Management Unit since July 2014. From May 2009 until January 2014, she was executive vice president and chief financial officer at Ahold USA, a retailer that operates more than 700 supermarkets and an online grocery delivery service, where she was responsible for finance and accounting, strategic planning, real estate and information technology. From July 2006 until August 2008, Ms. Price was the senior vice president, controller and chief accounting officer at CVS Caremark. From August 2002 until September 2005, Ms. Price was the senior vice president and chief financial officer for the Institutional Trust Services division of JPMorgan Chase. Prior to that, she held several other senior management positions in the U.S. and the U.K. in the financial services and consumer products industries at Prudential Insurance Co. of America, Diageo and Kraft Foods. Ms. Price is a certified public accountant. Ms. Price currently serves on the corporate boards of directors of Dollar General Corporation and Accenture plc. She is a board director of Financial Guaranty Insurance Company and Blue Cross Blue Shield of Massachusetts and on the board of overseers for the Museum of Fine Arts, Boston.

Ms. Price’s numerous years of experience as a certified public accountant, former chief financial officer and former chief accounting officer provide our Board of Directors with valuable experience and insight into accounting and finance matters, and that experience qualifies her as an audit committee financial expert under SEC rules. She also brings expertise and knowledge of the complexities of growing and managing a global business. She has extensive experience overseeing and integrating merger and acquisition transactions at the executive level, which is experience highly valued by our Board of Directors. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Masahiro Yamamura, 63, has been a director since May 2012. Mr. Yamamura is President of Hitachi Power Semiconductor Device, Ltd., a position he has held since May 2014. He previously served as General Manager of the semiconductor business division of Hitachi from 2011 until May 2014. In 2010, he served Hitachi as Corporate Officer, while also overseeing HGST as Chairman across 2010 and 2011. Prior to that, in 2009, Mr. Yamamura was President of Hitachi Global Storage Technologies Japan, Ltd., a subsidiary of HGST, after having joined the company in 2008 on assignment as Senior Vice President and advisor to the Chief Executive Officer. Previously, he served Renesas Technology Corporation as Executive General Manager and Managing Officer, and later as Director, Chairman, and Chief Executive Officer of Renesas Technology (Shanghai) Co., Ltd. Mr. Yamamura began his career with Hitachi in the semiconductor department.

Mr. Yamamura brings to the Board of Directors senior executive leadership experience with Hitachi, one of our largest stockholders, which provides a valuable perspective to our Board of Directors. He has significant experience in the hard drive market from his years of service to HGST, providing the Board of Directors with a unique perspective on HGST. He also brings significant experience with conducting business in Asia, including China and Japan, two critical geographic regions for our company following the acquisition of HGST. We believe these experiences, qualifications, attributes and skills qualify Mr. Yamamura to serve as a member of our Board of Directors.

Vote Required and Recommendation of the Board of Directors

Under our By-laws, in an uncontested election, each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election where the number of nominees exceeds the number of directors to be elected as of ten days before the proxy statement is mailed to stockholders, a plurality voting standard will apply and the nominees receiving the greatest number of votes at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board of Directors. If the director conditions his or her resignation on acceptance by our Board of Directors, the Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s or the Governance Committee’s decision. A nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders. Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our President and Chief Executive Officer, Chief Financial Officer (our principal financial and accounting officer), Subsidiary Presidents and Controller. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under the Investor Relations section at investor.wdc.com. To the extent required by rules adopted by the SEC and the NASDAQ Stock Market, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Investor Relations section at investor.wdc.com.

Director Independence

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to Western Digital or its management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the NASDAQ Stock Market. Based on its review, the Board of Directors has affirmatively determined that, except for serving as a member of our Board of Directors, none of Messrs. DeNero, Kimsey, Lambert, Lauer, Massengill, Moore, Pardun, Shakeel, Yamamoto and Yamamura or Mses. Cote or Price has any relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each of such directors qualifies as “independent” as defined by the listing standards of the NASDAQ Stock Market. The Board of Directors has also affirmatively determined that, except for serving as a member of our Board of Directors, Mr. Oka during his service on the Board of Directors until September 19, 2013 did not have any relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director, and that each qualified as “independent” as defined by the listing standards of the NASDAQ Stock Market. Mr. Milligan is a current full-time, executive-level employee of Western Digital and, therefore, is not “independent” as defined by the listing standards of the NASDAQ Stock Market.

Board Leadership Structure

Our Board of Directors does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the chairman of the Governance Committee will serve as a lead director. The lead director will act as a liaison between the independent directors and management and is responsible for assisting the Chairman in establishing the agenda for Board meetings, for coordinating the agenda for, and chairing, the executive session of the non-management directors, and for performing such other duties as may be specified by the Board from time to time.

We currently separate the roles of Chief Executive Officer and Chairman. The Board of Directors believes this is the appropriate leadership for our company at this time because it permits our Chief Executive Officer to focus on setting the strategic direction of the company and the day-to-day leadership and performance of the company, while permitting the Chairman to focus on providing guidance to the Chief Executive Officer and setting the agenda for Board meetings. The Board also believes that the separation of the Chief Executive Officer and Chairman roles assists the Board in providing robust discussion and evaluation of strategic goals and objectives. However, our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board of Directors periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Risk Oversight and Compensation Risk Assessment

Board’s Role in Risk Oversight.    The Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee, whose charter requires it to review and discuss the company’s policies with respect to risk assessment and risk management, has primary responsibility for oversight of our enterprise risk management, or ERM, program on behalf of the Board. Our chief audit executive, who reports independently to the Audit Committee, facilitates the ERM process as part of our strategic planning process. As part of the ERM process, each of our major business unit and functional area heads, with the assistance of their staff, meet on a quarterly basis with representatives from our internal audit department to identify risks that could affect achievement of our business goals and strategy, and the actions taken or to be taken to mitigate and/or respond to such risks. After input from these individuals is received, our internal audit function summarizes the results of these meetings and provides an analysis to a summary review committee for each of our HGST and WD subsidiaries consisting of the subsidiary President, all individuals reporting to that respective subsidiary President, and other relevant team members. At each summary review committee meeting, the risks for that subsidiary are reviewed and commented upon as to risk likelihood and impact. The analysis is updated based on input from the summary review committees, and an analysis is again performed to create a consolidated company risk profile. All three analyses are provided to our President and Chief Executive Officer and Chief Financial Officer for final review. Once the analysis is finalized, it is reviewed and discussed by the Audit Committee. Senior management then reviews the analysis with the Board of Directors on at least an annual basis. The final analyses, including the input from the Audit Committee and full Board, is then reviewed with the respective summary review committee for each subsidiary and used by our internal audit function in its internal audit planning. In addition to the formal ERM program, each of the other Board committees is charged with identifying potential risks to the company during the course of their respective committee work. If a committee identifies a potential risk during the course of its work, the potential risk is to be raised to the Audit Committee and full Board for inclusion in the ERM program discussed above. Finally, the Board as a whole is updated throughout the year on specific risks and mitigating controls in the course of its review of our strategy and business plan and through reports to the Board by its respective committees and senior members of management.

Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Compensation Risk Assessment.    Consistent with SEC disclosure requirements, in August 2014 we reviewed our compensation policies and practices to determine whether they encourage excessive risk taking. Although all compensation programs worldwide were reviewed, the focus was on the programs with variability of payout. Based on this comprehensive review, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	We believe our compensation programs appropriately balance short- and long-term incentives;

•	Our long-term incentive grants for senior management are allocated between stock options, RSUs and/or performance stock unit (“PSU”) awards, which provide a balance of incentives;

•	Our long-term incentive awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate eligible recipients to focus on sustained stock price appreciation;

•

Cash and equity incentive plans contain a cap on the maximum payout; the Compensation Committee (or other applicable program administrator) generally retains authority to reduce the incentive plan payouts in its discretion;

•

In determining whether to exercise its authority to reduce cash incentive plan payouts, the plan administrator may consider qualitative factors beyond the quantitative financial metrics, including compliance and ethical behaviors;

•

Our long-term incentive awards are not reliant on just one performance measure and generally include a mix of sales and profitability targets to mitigate the risk of employees focusing exclusively on short term top-line growth at the expense of sustained profitability;

•	Our President and Chief Executive Officer’s significant equity holdings help protect against short-term risk taking at the expense of long-term growth and stability;

•

Our executive stock ownership guidelines require that all of our senior executives hold a significant amount of our equity to further align their interests with stockholders over the long term, and all of our senior executives are in compliance with the guidelines; and

•	We have a compensation recovery (“clawback”) policy applicable in the event an officer’s misconduct leads to an accounting restatement.

Committees

Our Board of Directors has standing Executive, Audit, Compensation and Governance Committees. The Governance Committee, among other things, performs functions similar to a nominating committee. Our Board of Directors usually determines the membership of these committees at its organizational meeting held immediately after the annual meeting of stockholders. The following table identifies the current members of the committees:

Director	Executive	Audit	Compensation	Governance
Kathleen A. Cote		✓		✓
Henry T. DeNero	✓	Chair
William L. Kimsey		✓
Michael D. Lambert			Chair
Len J. Lauer			✓
Matthew E. Massengill
Stephen D. Milligan	Chair
Roger H. Moore			✓	✓
Thomas E. Pardun(1)	✓		✓	Chair
Paula A. Price		✓
Arif Shakeel
Akio Yamamoto
Masahiro Yamamura

(1)	Mr. Pardun is our current Chairman of the Board. Mr. Pardun is an independent director under the listing standards of the NASDAQ Stock Market and presides at all executive sessions of our non-management, independent directors.

Executive Committee

Committee Composition and Responsibilities.    The Executive Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Executive Committee, between meetings of our Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors (except those powers expressly reserved to the Board of Directors or to another committee by applicable law or the rules and regulations of the SEC or the NASDAQ Stock Market) in the management and direction of the business and conduct of the affairs of the company, subject to any specific directions given by the Board of Directors.

Audit Committee

Committee Composition and Responsibilities.    Our Board of Directors has affirmatively determined that all members of the Audit Committee are independent as defined under the listing standards of the NASDAQ Stock Market and applicable rules of the SEC and all members are “audit committee financial experts” as defined by rules of the SEC. The Audit Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Audit Committee, the key responsibilities of the Audit Committee include: (1) sole responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm and, where appropriate, the termination or replacement of the independent registered public accounting firm; (2) an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, including a review and evaluation of the lead partner; (3) pre-approval of all auditing services and permissible non-auditing services to be performed by the independent registered public accounting firm; (4) receipt and review of the reports from the independent registered public accounting firm required annually and prior to the filing of any audit report by the independent registered public accounting firm; (5) review and discussion with the independent registered public accounting firm of any difficulties they encounter in the course of their audit work; (6) establishment of policies for the hiring of any current or former employee of the independent registered public accounting firm; (7) review and discussion with management and the independent registered public accounting firm of our annual and quarterly financial statements prior to their filing or public distribution; (8) general review and discussion with management of the presentation and information to be disclosed in our earnings press releases; (9) periodic review of the adequacy of our accounting and financial personnel resources; (10) periodic review and discussion of our internal control over financial reporting and review and discussion with our principal internal auditor of the scope and results of our internal audit program; (11) review and discussion of our policies with respect to risk assessment and risk management; (12) preparation of the audit committee report included in this Proxy Statement; (13) oversight of our ethics and compliance program; (14) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of such complaints by company employees; (15) review of material pending legal proceedings involving the company and other material contingent liabilities; (16) review of significant conflicts of interest and related-party transactions to the extent required by our related person transaction policy or as required by applicable law; and (17) review of any other matters relative to the audit of our accounts and preparation of our financial statements that the Audit Committee deems appropriate.

Compensation Committee

Committee Composition and Responsibilities.    Our Board of Directors has affirmatively determined that all members of the Compensation Committee are independent as defined under the listing standards of the NASDAQ Stock Market. The Compensation Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Compensation Committee, the Compensation Committee assists our Board of Directors and our management in defining our executive compensation policy and in carrying out various responsibilities relating to the compensation of our executive officers and directors, including: (1) evaluating and approving compensation for the Chief Executive Officer and for all other executive officers; (2) reviewing and making recommendations to the Board of Directors regarding non-employee director compensation; (3) overseeing the development and administration of our incentive and equity-based compensation plans, including the Incentive Compensation Plan (the “ICP”), the 2004 Performance Incentive Plan, the Deferred Compensation Plan and the 2005 Employee Stock Purchase Plan; and (4) reviewing and making recommendations to the Board of Directors regarding changes to our benefit plans. The Compensation Committee is also responsible for reviewing and discussing with our management the “Compensation Discussion and Analysis” section included in this Proxy Statement, for determining whether to recommend to our Board of Directors that it be included in this Proxy Statement, and for preparing the Report of the Compensation Committee that sets forth the Compensation Committee’s determination regarding the Compensation Discussion and Analysis section. The Compensation Committee charter authorizes the Compensation Committee to delegate any of its responsibilities to a subcommittee but the subcommittee must be comprised only of one or more members of the Compensation Committee. Under our equity award guidelines, however, the Compensation Committee does not delegate its authority to grant equity awards to any other committee, subcommittee or individual. The Compensation Committee has no current intention to delegate any of its other responsibilities to a subcommittee.

Role of Executive Officers in Administration of Compensation Program.    While the Compensation Committee is responsible for approving all elements of compensation for our executive officers, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation program, as explained in more detail in the “Compensation Discussion and Analysis” section under the heading “Role of Executive Officers.” No executive participates in any discussions or decisions regarding his or her own compensation.

Relationship with Compensation Committee Consultant.    The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of executive officers and directors. For fiscal 2014, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant, with Mercer attending all in-person meetings of the Compensation Committee held during the year. Mercer’s fees for executive compensation consulting to the

Compensation Committee in fiscal 2014 were approximately $376,200. A summary of the executive compensation services provided by Mercer during fiscal 2014 is included in the “Compensation Discussion and Analysis” section under the heading “Role of the Compensation Consultant.”

During fiscal 2014, certain MMC affiliates were retained by company management to provide services unrelated to executive compensation, including welfare plan consulting, insurance brokerage, and actuarial and plan administration services with respect to the company’s general health and welfare benefit plans and programs. The aggregate fees paid for those other services in fiscal 2014, either directly by the company or via commissions from third party insurers, were approximately $1,307,698. These services were approved by company management in the ordinary course of business. As described in more detail in the “Compensation Discussion and Analysis,” Mercer and its affiliates have established and followed safeguards between the executive compensation consultants engaged by the Compensation Committee and the other MMC service providers to the company, which are designed to help ensure that the Compensation Committee’s executive compensation consultants continue to fulfill their role in providing objective, unbiased advice. In August 2014, the Compensation Committee assessed the independence of Mercer in accordance with SEC and NASDAQ rules. Taking such safeguards into account, the Compensation Committee concluded that Mercer’s work for the Compensation Committee did not raise any conflicts of interest during the fiscal year ended June 27, 2014 and currently does not raise any conflicts of interest.

Additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included below under “Director Compensation.”

Governance Committee

Committee Composition and Responsibilities.    Our Board of Directors has affirmatively determined that all members of the Governance Committee are independent as defined under the listing standards of the NASDAQ Stock Market. The Governance Committee, which (among other things) performs functions similar to a nominating committee, operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Governance Committee, the key responsibilities of the Governance Committee include: (1) developing and recommending to the Board of Directors a set of corporate governance principles; (2) evaluating and recommending to the Board of Directors the size and composition of the Board of Directors and the size, composition and functions of the committees of the Board of Directors; (3) developing and recommending to the Board of Directors a set of criteria for membership; (4) identifying, evaluating, attracting, and recommending director candidates for membership on the Board of Directors, including directors for election at the annual meeting of stockholders; (5) making recommendations to the Board of Directors on such matters as the retirement age, tenure and resignation of directors; (6) managing the Board of Directors performance review process and reviewing the results with the Board of Directors on an annual basis; (7) overseeing the evaluation of the Chief Executive Officer by the Compensation Committee; and (8) reviewing and making recommendations to the Board of Directors regarding proposals of stockholders that relate to corporate governance.

Director Candidates.    Whenever a vacancy occurs on our Board of Directors, the Governance Committee is responsible for identifying and attracting one or more candidates to fill that vacancy, evaluating each candidate and recommending a candidate for selection by the full Board of Directors. In addition, the Governance Committee is responsible for recommending nominees for election or re-election to the Board of Directors at each annual meeting of stockholders. The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for Board of Directors membership, including considering recommendations from incumbent directors and stockholders. The Governance Committee is authorized to engage the services of an outside search firm to identify suitable potential director candidates. In fiscal 2014, the Governance Committee utilized the services of Spencer Stuart, an outside search firm, to help identify potential director candidates and to assist by providing background information and assessments of qualifications on potential candidates. The Governance Committee then reviewed the results of Spencer Stuart’s evaluation and screening, discussed potential nominees and recommended Ms. Price to the Board of Directors, who appointed Ms. Price as a director in July 2014.

Once a list of potential candidates is collected, the Governance Committee evaluates the candidates through committee discussions, the assistance of a third party search firm and/or candidate interviews to identify the candidate(s) most likely to advance the interests of our stockholders. While the Governance Committee has no specific minimum qualifications in evaluating a director candidate, our Corporate Governance Guidelines set forth critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intelligence, judgment, foresight, skills, experience (including understanding of marketing, finance, our technology and other elements relevant to the success of a company such as ours) and achievements, all of which the Governance Committee views in the context of the overall composition of the Board of Directors; the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on the Board of Directors; and representation of the long-term interests of the stockholders as a whole and a diversity of backgrounds and expertise which are most needed and beneficial to the Board of Directors and to Western Digital. While our Corporate Governance Guidelines do not prescribe specific diversity standards, the Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics, experience and skills of current and prospective directors to ensure that a broad range of perspectives are represented on the Board. The Governance Committee and the entire Board of Directors conducts a review of the composition of the Board in light of the factors described above at least annually.

Stockholder Recommendations.    A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: (1) the name and address of the stockholder as they appear on our books or other proof of share ownership; (2) the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of our common stock beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on the Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on the Board of Directors or in connection with the next annual meeting of stockholders. Stockholders recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth on page 5 above in response to the question, “May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?”

Meetings and Attendance

During fiscal 2014, there were 7 meetings of the Board of Directors, 10 meetings of the Audit Committee, 10 meetings of the Compensation Committee, 4 meetings of the Governance Committee and no meetings of the Executive Committee. Each of the directors attended 75% or more of the aggregate number of meetings of the

Board of Directors and the committees of the Board of Directors on which he or she served during the period that he or she served in fiscal 2014, except for Mr. Yamamoto, who attended 60% of the aggregate number of meetings of the Board of Directors during the period that he served in fiscal 2014, and Mr. Oka, who attended 50% of the aggregate number of meetings of the Board of Directors during the period that he served in fiscal 2014.

Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. All of our directors serving at the time attended last year’s annual meeting of stockholders.

Communicating with Directors

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, or to individual directors or groups of directors. In addition, interested parties may communicate with our non-executive Chairman of the Board (who presides over executive sessions of the non-management directors) or with the non-management directors as a group. The Board of Directors recommends that stockholders and other interested parties initiate any communications with the Board of Directors (or individual directors or groups of directors) in writing. These communications should be sent by mail to the company’s Secretary at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612. This centralized process will assist the Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board of Directors recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board or for the non-management directors as a group). The Board of Directors has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Secretary may forward some of the correspondence elsewhere within Western Digital for review and possible response.

Executive Officers

Biographical information regarding our executive officers can be found in our Annual Report on Form 10-K for the year ended June 27, 2014, with the exception of Mr. Olivier C. Leonetti, whose biographical information is provided below. Mr. Timothy M. Leyden retired as our Chief Financial Officer, effective as of September 8, 2014, and our Board of Directors appointed Mr. Leonetti as Executive Vice President and Chief Financial Officer, effective as of such date.

Olivier C. Leonetti, 50, was appointed as our Executive Vice President and Chief Financial Officer, effective as of September 8, 2014. Mr. Leonetti served as Vice President, Finance — Global Commercial Organization at Amgen, Inc., a global pharmaceutical company, from April 2011 to September 2014, where he was responsible for implementing worldwide product development and commercial strategies and driving global restructuring programs. From July 1997 to April 2011, Mr. Leonetti served in various senior finance capacities at Dell Inc., including most recently as Vice President, Finance, Worldwide Consumer Division. Prior to that, Mr. Leonetti served in various worldwide finance capacities with Lex Rac Service plc, Braun UK Ltd and Gillette Industries Limited.

DIRECTOR COMPENSATION

Executive Summary

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of those directors with the interests of our stockholders. To that end, for non-employee directors other than the Hitachi Designated Directors identified below, we established a director compensation program for fiscal 2014 consisting of a combination of:

•	annual and committee retainer fees; and

•	equity incentive awards in the form of RSUs.

We also permit directors (other than the Hitachi Designated Directors) to participate in our Deferred Compensation Plan. Directors who are also one of our employees are not entitled to additional compensation under our director compensation program for serving as a director.

Our Compensation Committee reviews our non-employee director compensation on an annual basis. As part of this review, the Compensation Committee’s compensation consultant, Mercer, reviews and evaluates the competitiveness of our director compensation program in light of general director compensation trends and director compensation programs of the peer group companies we use to evaluate our executive compensation program, which are listed in the “Compensation Discussion and Analysis” section below. After receiving input from its compensation consultant, the Compensation Committee makes recommendations to the full Board of Directors regarding any changes in our non-employee director compensation program that the Compensation Committee determines are advisable. Our director compensation program and the changes made to the program for fiscal 2014 are described in more detail in the tables and narrative that follow.

Pursuant to the internal requirements of Hitachi, the Hitachi Designated Directors do not receive any compensation for their services on the Board of Directors and do not participate in any of the director compensation programs described below. In August 2013, we agreed with Hitachi on the compensation payable to Hitachi in respect of the service of the Hitachi Designated Directors, which is summarized below under the heading “Hitachi Designated Director Compensation Program.”

Director Compensation Table for Fiscal 2014

The table below summarizes the compensation of each of our directors for fiscal 2014 who is not also employed by us or one of our subsidiaries (referred to in this Proxy Statement as “non-employee directors”). Mr. Milligan was one of our named executive officers for fiscal 2014 and information regarding compensation to him for fiscal 2014 is presented below in the “Fiscal Years 2012 — 2014 Summary Compensation Table” and the related explanatory tables. As our employee, Mr. Milligan did not receive any additional compensation for his services as a director during fiscal 2014. Ms. Price was appointed to serve on our Board of Directors following the end of fiscal 2014, and, therefore, her compensation is not included below. In connection with Ms. Price’s appointment on July 3, 2014, she received prorated cash fees in the amount of $30,822 and a prorated grant of 1,015 restricted stock units pursuant to our Non-Employee Director Restricted Stock Unit Grant Program.

	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Kathleen A. Cote	97,500	224,971	—	—	—	—	322,471
Henry T. DeNero	115,000	224,971	—	—	—	—	339,971
William L. Kimsey(1)	90,000	224,971	—	—	—	—	314,971
Michael D. Lambert	110,000	224,971	—	—	—	—	334,971
Len J. Lauer	87,500	224,971	—	—	—	—	312,471
Matthew E. Massengill	75,000	224,971	—	—	—	—	299,971
Roger H. Moore(1)	95,000	224,971	—	—	—	—	319,971
Kensuke Oka(2)	—	—	—	—	—	—	—
Thomas E. Pardun	207,500	274,956	—	—	—	—	482,456
Arif Shakeel(3)	75,000	224,971	—	—	—	—	299,971
Akio Yamamoto(2)	537,845	—	—	—	—	—	537,845
Masahiro Yamamura(2)	537,845	—	—	—	—	—	537,845

(1)	In accordance with our retirement policy for directors, Messrs. Kimsey and Moore will retire from the Board of Directors effective immediately prior to the Annual Meeting.

(2)	Messrs. Oka and Yamamura were appointed to the Board of Directors on May 17, 2012 pursuant to the Investor Rights Agreement as described under Proposal 1 above. As indicated above, on September 19, 2013, Mr. Oka resigned from the Board of Directors and Mr. Yamamoto was appointed in his place as a Hitachi Designated Director. For a description of the fees paid to Hitachi in lieu of our prior undertaking in the Investor Rights Agreement to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors, please see the discussion under “Hitachi Designated Director Compensation Program” below. As described in greater detail herein, in light of the obligation of one of the Hitachi Directors to resign by the end of calendar year 2014 in accordance with the Investor Rights Agreement, Mr. Yamamoto is not a candidate for re-election to the Board of Directors at the Annual Meeting.

(3)	As described in greater detail above, Mr. Shakeel is not a candidate for re-election to the Board of Directors at the Annual Meeting.

(4)	For a description of the fees earned by the non-employee directors other than the Hitachi Designated Directors during fiscal 2014, see the disclosure under “Fiscal 2014 Director Compensation Program for Non-Hitachi Designated Directors” below. As indicated above, pursuant to the internal requirements of Hitachi, the Hitachi Designated Directors do not receive any compensation for their services on the Board of Directors. The compensation reported in the table above was paid to Hitachi in respect of the service of the Hitachi Designated Directors. See the disclosure under “Hitachi Designated Director Compensation Program” for a description of the compensation payable to Hitachi in respect of the service of the Hitachi Designated Directors.

(5)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2014 computed in accordance with ASC 718 (formerly FAS 123(R)). These amounts were calculated using the closing stock price of a share of our common stock on the date of grant (as determined for accounting purposes), multiplied by the number of units granted to each director.

(6)	On November 14, 2013, each non-employee director at the time, other than the Hitachi Designated Directors and our Chairman, Mr. Pardun, was automatically granted an award of 2,966 RSUs under our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of each of these awards was $224,971. On November 13, 2013, Mr. Pardun, as Chairman, was automatically granted an award of 3,625 RSUs under our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of Mr. Pardun’s award was $274,956. See footnote (3) above for the assumptions used to value these awards. Our Non-Employee Director Restricted Stock Unit Grant Program is more fully described below under “Non-Employee Director Equity Awards.”

In addition, the following table presents the aggregate number of shares of our common stock covered by stock awards held by each of our non-employee directors on June 27, 2014:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units(a)
Kathleen A. Cote	8,021	29,188
Henry T. DeNero	8,021	50,552
William L. Kimsey	8,021	2,708
Michael D. Lambert	8,021	—
Len J. Lauer	8,021	—
Matthew E. Massengill	8,021	—
Roger H. Moore	8,021	57,567
Kensuke Oka	—	—
Thomas E. Pardun	8,687	35,537
Arif Shakeel	8,021	—
Akio Yamamoto	—	—
Masahiro Yamamura	—	—

(a)	This amount consists of stock units (and corresponding dividend equivalents) that the director has elected to defer under our Deferred Compensation Plan pursuant to (i) our Non-Employee Directors Stock-for-Fees Plan in lieu of all or a portion of annual retainer or meeting fees earned by the director during the year of the election, and/or (ii) our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. The deferred stock units are fully vested and are payable in an equivalent number of shares of our common stock on the payment date specified in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Director Restricted Stock Unit Grant Program and the Deferred Compensation Plan, see “Fiscal 2014 Director Compensation Program for Non-Hitachi Designated Directors” below. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan.

(7)	We terminated our Non-Employee Director Option Grant Program in fiscal 2013. Accordingly, no stock options were granted to non-employee directors in fiscal 2014. The following table presents the aggregate number of shares of our common stock covered by stock options granted in prior years and held by each of our non-employee directors on June 27, 2014:

	Aggregate Number of Securities Underlying Stock Options
Name	Vested and Exercisable (#)	Unvested (#)	Total (#)
Kathleen A. Cote	11,048	5,391	16,439
Henry T. DeNero	4,191	5,391	9,582
William L. Kimsey	—	5,391	5,391
Michael D. Lambert	21,566	5,391	26,957
Len J. Lauer	38,859	7,004	45,863
Matthew E. Massengill	2,506	5,391	7,897
Roger H. Moore	2,506	5,391	7,897
Kensuke Oka	—	—	—
Thomas E. Pardun	31,400	5,391	36,791
Arif Shakeel	1,253	5,391	6,644
Akio Yamamoto	—	—	—
Masahiro Yamamura	—	—	—

Fiscal 2014 Director Compensation Program for Non-Hitachi Designated Directors

The following section describes the elements and other features of our director compensation program for fiscal 2014 for non-employee directors other than the Hitachi Designated Directors.

Non-Employee Director Fees

Annual Retainer and Committee Retainer Fees.    The director retainer fees are payable based on Board and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. Directors who are appointed to the Board during the year are paid a pro-rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment.

The following table sets forth the schedule of the annual retainer and committee membership fees for non-employee directors for fiscal 2014.

Type of Fee	Current Annual Fee
Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of the Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Governance Committee	$7,500
Additional Committee Chairman Retainers
• Audit Committee	$25,000
• Compensation Committee	$22,500
• Governance Committee	$12,500

The retainer fee to our lead independent director referred to above is paid only if our Chairman of the Board is one of our employees. If our Chairman of the Board is not one of our employees, the Chairman is entitled to the additional Non-Executive Chairman of the Board Retainer referred to above and we pay no additional lead independent director retainer.

Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting.

Non-Employee Director Equity Awards

Non-Employee Director Restricted Stock Unit Grant Program.    Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. For fiscal 2014, the Non-Employee Director Restricted Stock Unit Grant Program provided that each of our non-employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been re-elected as a director at that annual meeting, an award of RSUs equal in value to $225,000 (or, in the case of our non-employee director serving as Chairman, $275,000), based on the closing market value of an equivalent number of shares of our common stock on the grant date. We award non-employee directors who are newly elected or appointed to the Board of Directors after the date of the annual meeting for a given year a prorated award of RSUs for that year. We also award members of our Board a prorated award of RSUs upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after the annual meeting for a given year. The number of RSUs subject to this prorated award is equal to: (i) the number of units subject to the immediately preceding annual unit award, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the scheduled date for the immediately following annual meeting of stockholders. Each award of RSUs represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date.

Restricted stock units granted in fiscal 2014 vest 100% upon the earlier of (i) the first anniversary of the grant date, or (ii) immediately prior to the first annual meeting of stockholders held after the grant date. If dividends are paid prior to the vesting and payment of any RSUs granted to our non-employee directors, the director is credited with additional RSUs as dividend equivalents that are subject to the same vesting requirements as the underlying RSUs. Shares of common stock issued in respect of the Non-Employee Director Restricted Stock Unit Grant Program are subject to the applicable share limits specified in our 2004 Performance Incentive Plan.

Director Stock Ownership Guidelines.    Under our director stock ownership guidelines, directors are prohibited from selling any shares of our common stock (other than in a same-day sale in connection with an option exercise to pay the exercise price of the option or to satisfy any applicable tax withholding obligations) unless they own “qualifying shares” with a market value of at least $375,000. Common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children are considered qualifying shares for purposes of the stock ownership requirement. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of between a minimum of $2,000 and a maximum of 80% of any cash compensation to be paid to the director during that calendar year in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. Restricted stock units and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described below under “Fiscal 2014 Non-Qualified Deferred Compensation Table” beginning on page 55.

Hitachi Designated Director Compensation Program

On August 14, 2013, we entered into an agreement with Hitachi by which we agreed to make certain payments to Hitachi in lieu of our prior undertaking in the Investor Rights Agreement to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors. For each year of service commencing with our 2013 Annual Meeting of Stockholders, Hitachi is entitled to a cash payment with respect to each continuing Hitachi Designated Director equal to the base annual retainer otherwise payable to one of our other non-employee directors pursuant to our non-employee director compensation policy then in effect (which is summarized above and reported in the “Director Compensation Table for Fiscal 2014” above). Hitachi also will be entitled to an additional cash payment(s) determined by reference to the grants of RSUs the Hitachi Designated Directors would have been granted had such Hitachi Designated Directors participated in our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. Such cash payment(s) will be payable to Hitachi within ten (10) days after the date on which such hypothetical RSUs would have vested had such units actually been granted to the Hitachi Designated Directors under the terms of the program, and will be calculated based on the number of units that would have vested multiplied by the closing price of a share of our common stock on the vesting date. Hitachi will not be entitled to any cash payment with respect to any hypothetical RSUs for which the applicable vesting conditions would not have been satisfied by the applicable Hitachi Designated Director. For each of the Hitachi Designated Directors, Hitachi received a payment of $537,845 for fiscal 2014. As indicated above, the Hitachi Designated Directors are not entitled to any compensation from us for their service on our Board of Directors but are entitled to the same travel and expense reimbursement as our other non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

When we refer to our “executives” or “executive officers” in this section, we mean:

•	Stephen D. Milligan, our President and Chief Executive Officer;

•	Wolfgang U. Nickl, our former Executive Vice President and Chief Financial Officer, who resigned effective as of November 17, 2013;

•

Timothy M. Leyden, our former Chief Financial Officer, who became our Chief Financial Officer effective as of November 18, 2013 (after having previously served as President of our WD Subsidiary) and retired as our Chief Financial Officer, effective as of September 8, 2014;

•	Michael D. Cordano, President of our HGST Subsidiary;

•	James J. Murphy, President of our WD Subsidiary; and

•	Mark P. Long, Executive Vice President, Strategy & Corporate Development.

Under SEC rules, the individuals listed above are considered our “named executive officers” for fiscal 2014 and are listed in the “Fiscal Years 2012 — 2014 Summary Compensation Table” below. On August 25, 2014, the Board of Directors appointed Olivier C. Leonetti to the role of Executive Vice President and Chief Financial Officer, effective as of September 8, 2014. Mr. Leonetti’s compensation is discussed under the section entitled “Subsequent Events” on page 45.

Executive Summary

Western Digital is an industry leading developer and manufacturer of storage solutions that enable people to create, manage, experience and preserve digital content. Managing our global business to provide long-term value for our stockholders requires a team of passionate, innovative, dedicated and experienced executives. Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the segments they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained profitable growth.

Fiscal 2014 was another exciting year for the company and our industry. The storage industry is experiencing dramatic change as a result of what we believe are long-term secular growth trends in the rapidly changing storage industry — the ongoing expansion in digital content and the growth in the amount of that content being stored. We are participating in the high growth storage markets of the future through innovation and strategic acquisitions, resulting in a more diversified mix of revenue. Fiscal 2014 revenue was $15.1 billion, with approximately 53% coming from our branded, consumer electronics and enterprise hard drive and solid-state drive businesses. We have taken actions to strengthen our enterprise solid-state drive business with the acquisitions of sTec, Inc., VeloBit, Inc. and Virident Systems, Inc., and our strategic investments in Skyera, Inc., a provider of enterprise solid-state storage systems, Tegile Systems, Inc., a provider of hybrid storage arrays, and Avere Systems, a supplier of enterprise storage for the hybrid cloud. In addition to these key strategic growth initiatives, we also continued to focus on executing and strengthening our core business. In fiscal 2014, we reported net income of $1.6 billion, or $6.68 per share. We also generated $2.8 billion in cash from operations and returned $1.1 billion to stockholders during fiscal 2014 in the form of stock repurchases and dividends.

We believe that executive officer compensation for fiscal 2014 was consistent with the objectives of our compensation philosophy and with our performance as described above. The key compensation actions taken by the Compensation Committee in fiscal 2014 are summarized below:

•

Base Salary Adjustments.    In July 2013, the Compensation Committee approved increases in the base salary levels of each of Mr. Milligan from $1,000,000 to $1,050,000, Mr. Nickl from $450,000 to $500,000, Mr. Cordano from $600,000 to $700,000, and Mr. Long from $425,000 to $450,000. In July 2013, Mr. Leyden reviewed and approved an annual base salary increase for Mr. Murphy from $450,000 to $457,875 in connection with his assumption of additional responsibilities for the WD subsidiary. In addition, in connection with his appointment to the position of President of our WD Subsidiary in

November 2013, the Compensation Committee approved an increase in the base salary level of Mr. Murphy from $457,875 to $550,000. Mr. Leyden’s base salary level was not adjusted for fiscal 2014.

•

Semi-Annual Bonus Payments.    During fiscal 2014, the Compensation Committee approved an increase in the target bonus opportunity under our ICP for Mr. Murphy from 85% of base salary to 110% of base salary in connection with his appointment to the position of President of our WD Subsidiary, and for Mr. Long from 80% to 85%. No other named executive officer’s target bonus level was adjusted for fiscal 2014. For Messrs. Milligan, Leyden and Long, these ICP bonus opportunities were earned based on achievement against pre-established adjusted earnings per share goals. For Messrs. Murphy and Cordano, these ICP bonus opportunities were earned based on achievement of pre-established adjusted operating income goals for the respective subsidiary businesses for which they are principally responsible. For the first half of fiscal 2014, payouts under the ICP were approved at 115% of target for Messrs. Milligan, Leyden, Long and Murphy, and 125% of target for Mr. Cordano. For the second half of fiscal 2014, payouts under the ICP were approved at 107% of target for Messrs. Milligan, Leyden and Long, and 100% of target for Messrs. Cordano and Murphy. The payout for each semi-annual period is expressed as a percentage of the executive’s base salary for that six-month period. Although Mr. Nickl was granted an ICP bonus opportunity for the first half of fiscal 2014, he did not earn a payout under the ICP as a result of his resignation in November 2013 prior to the completion of the performance period.

•

Annual Long-Term Incentive Grants.    In August 2013, the Compensation Committee approved the grant of long-term incentive awards to our named executive officers in the form of stock options, RSUs and, for Messrs. Milligan and Nickl, PSUs. Mr. Nickl forfeited his PSUs and other equity awards that were unvested at the time of his resignation. The Compensation Committee approved awards at the mid-point of the pre-established grant guidelines for Messrs. Milligan, Nickl and Murphy, between the mid-point and maximum for Mr. Cordano, at the maximum for Mr. Long, and below the mid-point for Mr. Leyden.

•

Acquisition Performance Stock Unit Award Payouts for Fiscal 2014.    In July 2014, the Compensation Committee approved fiscal 2014 payouts under the special acquisition PSU awards (the “acquisition PSUs”) previously granted to Messrs. Milligan, Leyden and Cordano in May and August 2012 (and for Mr. Milligan, a supplemental award in February 2013 in connection with his appointment to the Chief Executive Officer role). As indicated in our 2013 Proxy Statement, each acquisition PSU award represented a contractual right to receive a target number of shares of our common stock based on achievement of certain performance milestones established by the Compensation Committee for fiscal 2014, with 50% of the target number of units eligible to become earned and payable based on a top-line growth goal relating to HGST’s and WD’s achievement against core and non-core product roadmap milestones, and 50% based on an economic growth goal. Between 0% and 200% of the target number of units covered by each award could have been earned based on the level of achievement of the milestones. Based on the Compensation Committee’s determination of the achievement of the applicable milestones for fiscal 2014, payouts were approved at 122% of target for Mr. Milligan, 103% of target for Mr. Cordano and 88% of target for Mr. Leyden.

•

Long-Term Performance Stock Units Payouts for Fiscal Years 2013-2014.    In 2012, the Compensation Committee approved the grant of PSU awards (the “LTI PSU awards”) to Messrs. Milligan and Nickl with a performance period commencing on the first day of fiscal 2013 and ending on the last day of fiscal 2014. In July 2014, the Compensation Committee approved a payout under the two-year LTI PSU award granted to Mr. Milligan at 87.9% of the targeted level based on achievement against pre-established cumulative revenue and operating income goals over fiscal 2013 and 2014. Mr. Nickl forfeited his LTI PSU award because it was unvested at the time of his resignation in November 2013. As indicated in our 2013 Proxy Statement, each of these awards represented the right to receive a target number of shares of our common stock based on our cumulative revenue and operating income for the performance period against a pre-established milestone. Between 0% and 200% of the target number of units covered by each award could have been earned based on the level of achievement of the milestones.

The following discussion summarizes in more detail our executive compensation program, including our compensation objectives and philosophies, the processes and sources of input that are considered in determining compensation for our named executive officers and an analysis of the compensation paid to or earned by our executive officers in fiscal 2014.

Our Executive Compensation Philosophy and Objectives

Our compensation philosophy for our executive officers is based on the belief that the interests of our executives should be closely aligned with our long-term performance and return to our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed “at risk” and linked to the accomplishment of specific financial or operational goals that are expected to lead to increased value for our stockholders.

Our compensation policies and programs are designed to:

•	attract, develop, reward and retain highly qualified and talented individuals;

•

motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specific measurable results have been achieved;

•	encourage accountability by giving the Compensation Committee flexibility to take each executive’s individual contribution and performance into account in determining salaries and incentive awards;

•

tie incentive awards to financial and non-financial metrics that we believe drive the performance of the company over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

Analysis of Direct Compensation Allocation

The Compensation Committee does not use a specific formula for allocating total direct compensation between variable and fixed compensation, between annual and long-term compensation or between cash and non-cash compensation. However, the Compensation Committee believes that a substantial portion of total direct compensation should be at-risk compensation (with the percentage of the executive’s compensation that is at risk increasing as the executive’s responsibility increases). The Compensation Committee believes that this philosophy assists in achieving the compensation objectives of motivating executives to improve our overall performance over the long term, encouraging accountability and better linking the interests of our stockholders with those of our executives.

As illustrated in the charts below, approximately 90% of Mr. Milligan’s total direct compensation for fiscal 2014, and approximately 86% (on average) of our other named executive officers’ total direct compensation for fiscal 2014, was “at risk” in that it was not guaranteed but rather was performance-based because it was linked to our stock price and achievement of other specified financial and non-financial performance goals. We use “total direct compensation” to mean the executive’s base salary for fiscal 2014, semi-annual incentive compensation target bonus opportunity for fiscal 2014, long-term incentive compensation grant at midpoint of fiscal 2014 grant guidelines, as discussed below.

Effective Corporate Governance Reinforces our Executive Compensation Program

We believe that other aspects of our executive compensation practices also help to drive performance and align with our stockholders’ long-term interests. These practices generally include the following:

•	we balance short- and long-term incentives by using a mix of cash bonus opportunities, stock options, RSUs and/or PSUs, and a mix of performance measures;

•

we cap maximum payout levels under awards with performance-based vesting metrics and incentive awards and provide the Compensation Committee with the authority to reduce payouts for these awards in its discretion;

•	our equity awards do not automatically vest on a change in control;

•	we do not provide any tax gross-up payments in connection with severance or change in control pay;

•	the Compensation Committee reviews tally sheets (as described below) when making compensation determinations;

•	we provide only modest perquisites;

•	we maintain share ownership guidelines;

•	our stock option grants have exercise prices equal to the closing price of our stock on the date of grant of the award;

•	we mitigate the potential dilutive effect of equity awards through our share repurchase program;

•	we do not reprice stock options without stockholder approval (other than certain equitable adjustments permitted under our equity incentive plans in connection with a corporate transaction);

•	we maintain a compensation recovery policy applicable in the event an officer’s misconduct leads to an accounting restatement; and

•	we do not permit hedging or short-sales transactions by executive officers or directors.

Determination of Executive Compensation

Role of the Compensation Committee

Our executive compensation program is administered by our Compensation Committee. The Compensation Committee is responsible for approving all elements of compensation for our executive officers. The Compensation Committee generally reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs shortly after the completion of each fiscal year, with the review for fiscal 2014 compensation commencing in August 2013 and continuing during the Compensation Committee’s meeting in September 2013.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation decisions are subjective and the result of the Compensation Committee’s business judgment. The Compensation Committee’s business judgment is informed by the experiences of the Compensation Committee members as well as input from its independent compensation consultant. In addition, in setting the compensation for our executives, the Compensation Committee generally considers a variety of factors, with no one factor being determinative or carrying a specified weight. These factors include our target pay positioning strategy (described below), all elements of compensation, our compensation philosophy and objectives and a subjective evaluation of other relevant facts and circumstances, including the following:

•	the executive’s experience, performance and judgment;

•	survey and peer company market data prepared by the Compensation Committee’s compensation consultant, as explained in more detail below;

•	for executives other than the Chief Executive Officer, the Chief Executive Officer’s recommendations;

•	internal equity;

•	summaries of prior and potential future compensation levels (referred to as “tally sheets”);

•	succession planning and retention objectives;

•	past and expected future contributions of the executive; and

•	current company and economic conditions.

Role of Executive Officers

While no executive participates in any discussions or decisions regarding his or her own compensation, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation process. Our Chief Executive Officer works with our Senior Vice President, Human Resources in reviewing the performance of the other named executive officers and developing recommendations to the Compensation Committee regarding the base salaries, bonuses, equity awards and other incentive compensation to these executives for consideration by the Compensation Committee at its annual review. While the Compensation Committee considers these recommendations, the Compensation Committee is solely responsible for making the final decision regarding the compensation of our executive officers.

Our Senior Vice President, Human Resources also may provide internal and external compensation data to the Compensation Committee and its compensation consultant, Mercer (US), Inc. (“Mercer”). Our Chief Financial Officer or his designee may provide input to the Compensation Committee on the financial targets for our performance-based compensation programs and may present data regarding the impact of compensation programs on our financial statements. Our General Counsel or his designee generally assesses and advises the Compensation Committee regarding the legal implications or considerations involving our compensation program.

The Compensation Committee alone is charged with approving the compensation of our Chief Executive Officer, although the Compensation Committee confers with other members of our Board of Directors in evaluating the Chief Executive Officer’s performance and determining the Chief Executive Officer’s compensation. Our Chief Executive Officer is not present for, and does not participate in, discussions concerning his own compensation.

Role of the Compensation Consultant

The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on matters related to the compensation of our executive officers and our compensation programs generally. Mercer has been retained by the Compensation Committee as its compensation consultant. The Compensation Committee’s relationship with Mercer is reviewed annually and was continued in fiscal 2014. Mercer attended all in-person meetings of the Compensation Committee held during fiscal 2014. Mercer’s responsibilities for fiscal 2014 generally included:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available data for the peer group;

•	analyzing pay survey data;

•	providing advice regarding best practices and executive compensation trends, including proxy advisory firms’ evolving positions on executive pay;

•	reviewing and advising on director compensation;

•	reviewing and advising on the performance measures to be used in bonus and incentive plan formulas;

•	reviewing and advising on management recommendations regarding target bonus levels, actual bonuses paid and the design and size of equity awards for our executive officers; and

•	advising on the Compensation Committee’s charter.

Mercer communicates regularly with management to gather information and review management proposals, but is retained by and reports directly to the Compensation Committee. During fiscal 2014, certain affiliates of Marsh & McLennan Companies, Inc. (“MMC”), the parent company of Mercer, also provided welfare plan consulting, insurance brokerage, and actuarial and plan administration services to the company with respect to the company’s general employee benefit plans and programs, as explained in more detail in the section above entitled “Corporate Governance — Committees — Compensation Committee.” However, MMC and its affiliates established and followed safeguards between the executive compensation consultants engaged by the Compensation Committee and the other service providers to the company. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s financial relationship with the company, as well as written assurances that, within the MMC organization, the Mercer consultants who perform executive compensation services for the Compensation Committee have a reporting relationship and compensation determined separately from MMC’s other lines of business and from its other work for the company. These safeguards were designed to help ensure that the Compensation Committee’s executive compensation consultants continued to fulfill their role in providing objective, unbiased advice. In addition, the Compensation Committee has assessed Mercer’s independence pursuant to applicable SEC and NASDAQ rules. In August 2014, the Compensation Committee concluded that Mercer has no conflict of interest that would prevent Mercer from serving as an independent compensation consultant to the Compensation Committee.

Comparative Market Data

To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, Mercer uses comparative market data on compensation practices and programs as well as guidance on industry best practices. The Compensation Committee, with guidance from Mercer and input from management, determines the composition of our peer group and reevaluates this group on an annual basis. The evaluation of the peer group generally occurs in May of each year. In May 2013, the Compensation Committee determined that our peer group for the fiscal 2014 annual compensation review would consist of 14 U.S.-based technology companies with size (primarily based on revenue) and business characteristics that we believe are comparable to us and who compete with us for executive talent. Most of the companies included in our fiscal 2014 peer group are, like us, included in the Dow Jones US Technology, Hardware & Equipment Index, which the company has selected as the industry index for purposes of the stock performance graph appearing in our Annual Report for fiscal 2014. Below is a list of the companies in our peer group for fiscal 2014:

Fiscal 2014 Peer Group Companies

	Revenue(1)	Market Value(2)	Employees(3)
	($MM)	($MM)
Advanced Micro Devices, Inc.	$5,608	$3,193	10,671
Applied Materials Inc.	$8,506	$27,452	13,700
Broadcom Corp.	$8,284	$21,715	12,550
Cisco Systems, Inc.	$47,202	$127,133	75,049
EMC Corporation.	$23,314	$53,918	63,900
Intel Corporation	$52,892	$153,635	107,600
Micron Technology Inc..	$14,974	$35,257	30,900
NetApp Inc.	$6,325	$11,851	12,490
Qualcomm	$25,712	$133,531	31,000
SanDisk Corporation	$6,341	$23,673	5,459
Seagate Technology	$13,847	$18,551	53,200
TE Connectivity.	$13,638	$25,308	84,000
Texas Instruments Incorporated	$12,303	$51,582	32,209
Xerox Corporation	$21,354	$14,521	143,100

75th Percentile	$22,824	$53,334	72,262
50th Percentile	$13,743	$26,380	31,604
25th Percentile	$8,340	$19,342	12,838
Western Digital Corporation	$15,130	$21,691	84,072

(1)	Represents the most recent four quarters of revenue as of the June 2014 quarter for which public data was available through quarterly and annual filings filed by each company with the SEC.

(2)	Market value as of June 30, 2014.

(3)	Number of employees as disclosed in the most recent Form 10-K filed with the SEC as of the date of this Proxy Statement.

The peer group for fiscal 2014 was the same as the peer group for fiscal 2013. The company’s revenue approximates the 62nd percentile of the peer group. Peer group compensation data is taken from each company’s most recent proxy statement and other SEC filings.

For fiscal 2014, market data was also collected from the following independent published surveys:

Mercer US Premium Executive Remuneration Suite

Radford Executive Survey

For fiscal 2014, the survey data was filtered for high-technology companies (where such data was not available, the surveys were filtered for durable manufacturing companies or general industry), and was adjusted to screen for companies with revenue levels comparable to ours. In reviewing this market data, the Compensation Committee did not focus on any particular company used in the survey (other than the peer companies noted above). For individuals who were executive officers at the time of the annual review, the survey data and the peer group data were averaged (with the survey and peer group data weighted equally) to create what we refer to in this section as “composite market data.” (For officers who were not executive officers at the time of the annual review, generally only survey data was reviewed.) The composite market data, along with our target pay position strategy outlined below, provided the Compensation Committee a reference point, which was one of several factors (as described above) that it used to make subjective compensation decisions during its fiscal 2014 annual compensation review.

Consideration of Say-on-Pay Advisory Vote and Stockholder Outreach Efforts

At our 2013 Annual Meeting of Stockholders, more than 97% of the votes cast on the advisory Say-on-Pay proposal indicated approval of the fiscal 2013 compensation of our named executive officers. The Compensation Committee believes that the vote outcome is an indication that stockholders generally approve of the structure of our executive compensation program. In light of the 2013 advisory Say-on-Pay vote results, the Compensation Committee determined it was appropriate to structure our executive compensation program for fiscal 2014 in a manner generally similar to the program in place for fiscal 2013. Stockholders will have an opportunity annually to cast an advisory vote in connection with named executive officer compensation.

Elements of Our Executive Compensation Program

Our current executive compensation program consists of several elements. The following chart briefly summarizes the general characteristics of each element of direct compensation, the compensation objectives we believe the element helps us achieve and the Compensation Committee’s target pay position for such element based on the relevant composite market data. Actual pay for individual executive officers can and does vary from our target pay positioning as discussed below.

Element of Direct Compensation	Characteristics	Purpose	Target Pay Position
Base Salary	Fixed component. Annually reviewed by Compensation Committee and adjusted, if and when appropriate.	To attract, develop, reward and retain highly-qualified executive talent and to maintain a stable management team. To compensate executives for sustained individual performance.	Generally targeted at the median based on composite market data.
Semi-Annual Incentive Compensation	Performance-based semi-annual cash bonus opportunity. Payable based on level of achievement of Committee-approved semi-annual company performance goals.	To motivate executives to achieve specified performance goals. To encourage accountability by rewarding based on performance. To attract, develop, reward and retain highly-qualified executive talent.	Targeted at a level such that, when added to base salary, target total annual cash compensation is between the median and the 75th percentile based on composite market data.
Long-Term Incentive Compensation	Performance-based long-term component. Generally granted annually in the form of a combination of stock options, RSUs and/or PSUs. Amounts actually realized under awards will vary based on stock price appreciation and, in the case of performance vesting awards, performance relative to Committee-approved performance goals.	To tie incentives to performance of our common stock over the long term. To reinforce the linkage between the interests of stockholders and our executives. In the case of awards with performance-based vesting conditions, to motivate executives to achieve specified performance goals. To attract, develop, reward and retain highly-qualified executive talent.	Targeted at a level such that, when added to target total annual cash compensation, target total direct compensation is between the median and the 75th percentile based on composite market data.

In addition to these elements of our direct compensation program, we also provide executives with relatively modest perquisites and certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below entitled “Other Features of our Executive Compensation Program.”

The following sections describe each element of our direct compensation program in more detail.

Base Salary

Executive officers are paid a base salary that the Compensation Committee believes is competitive to attract highly-qualified executive talent and to maintain a stable management team. Base salaries are generally reviewed by the Compensation Committee as part of its annual compensation review and at the time of hiring, a promotion or other change in responsibilities. Base salary levels for our executive officers are determined by the Compensation Committee after considering our pay positioning strategy and a subjective evaluation of such factors as the competitive environment, our financial performance, the executive’s experience level and scope of responsibility, and the overall need and desire to retain the executive in light of current performance, future performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all of these factors in making its decisions. No specific formula is applied to determine the weight of each criterion.

Semi-Annual Incentive Compensation

Our ICP formally links cash bonuses for executive officers and other participating employees to our semi-annual financial performance. We believe that the ICP is a valuable component of our overall compensation program because it assists us in achieving our compensation objective of motivating our executives to achieve financial and non-financial goals that help to drive our overall financial performance during the course of the fiscal year. The ICP also encourages accountability by rewarding executives based both on the actual financial performance achieved as well as a subjective evaluation by the Compensation Committee of other discretionary factors such as individual and business group performance.

The Compensation Committee establishes target bonus opportunities under the ICP for each executive officer that are expressed as a percentage of the executive’s base salary for the semi-annual performance period. In establishing these target bonus opportunities, the Compensation Committee refers to our target pay positioning strategy for short-term incentives and its own subjective evaluation of the executive’s position and responsibility.

Shortly after the start of each semi-annual performance period, the Compensation Committee establishes ICP achievement levels of specific operating and/or financial performance goals that correspond to payout opportunities that range from 0% and 200% of the target bonus opportunity for executive officers. At the end of the applicable performance period, the Compensation Committee determines the ICP achievement level for executive officers based upon our performance against the goals established for the period. The Compensation Committee may adjust the achievement percentage upward (subject to a cap of 200%) or downward in its discretion based upon the recommendation of the Chief Executive Officer (other than for the Chief Executive Officer’s bonus) and/or a subjective evaluation of the company’s performance as well as changes in the business and industry that occur during the performance period and how well we and our executive officers were able to adapt to those changes. The ICP achievement percentage, as adjusted by the Compensation Committee, determines the overall funding level for bonus payments to our executives for the applicable semi-annual performance period.

Actual bonus amounts to the executive officers for each semi-annual performance period under the ICP are calculated by multiplying the executive’s target semi-annual bonus opportunity by the plan funding percentage approved by the Compensation Committee based on achievement of the applicable performance metrics, subject to any individual adjustment approved by the Compensation Committee in its sole discretion based upon a subjective evaluation of the executive’s individual and business group performance.

Long-Term Incentive Compensation

Annual Long-Term Incentive Award Program.    Under our annual long-term incentive (“LTI”) program, a combination of stock options, RSUs and/or PSUs are generally granted on an annual basis to our executive officers. The Compensation Committee has established annual LTI grant guidelines for the grant date fair value (as determined for purposes of financial reporting) of the LTI awarded to each of our executive officers in a particular fiscal year, which are based on the individual’s position level, are expressed as a percentage of the individual’s annual base salary level, and range from a minimum, midpoint and maximum value. The annual LTI grant guidelines are reviewed and approved by the Compensation Committee during its annual compensation review after review of the composite market data and consultation with Mercer and management. The following table presents the fiscal 2014 LTI grant guidelines for our named executive officers:

Name	LTI Guideline As % of Base Salary
Chief Executive Officer	600% - 1,000%
Corporate President and Subsidiary Presidents	400% - 600%
Executive Vice Presidents	200% - 500%

These long-term incentive guidelines are one factor the Compensation Committee considers when determining the grant value of the annual awards to each executive under the LTI program. The Compensation

Committee also considers our target pay position strategy, the recommendation of our Chief Executive Officer (other than for the Chief Executive Officer’s LTI award) and a subjective evaluation of the executive’s responsibilities, individual performance, current compensation package, value of unvested equity awards and expected future contributions and value to the company.

Once the grant value for these executives is determined, the Compensation Committee determines the appropriate allocation of the grant value among our LTI award types. The following table explains in more detail the award types we used in fiscal 2014 and how they help accomplish our compensation objectives.

Element of Annual LTI Program	Characteristics	Purpose
Stock Options	Granted with an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Generally vest in periodic installments over a four-year period, contingent upon continued employment.	Inherently performance-based by providing value only if our stock price increases over time after the grant of an award. Motivate executives to contribute to long-term growth and profitability of the company thereby creating value for stockholders. Serve as a retention incentive.
Restricted Stock Units	Represent the right to receive shares at the time the award vests. Value of RSUs fluctuates as the value of our common stock increases or decreases. Generally vest over a 3-year period following grant, contingent upon continued employment.	Help align executives’ interests with those of our stockholders. Serve as a retention incentive.
Performance Stock Units	Generally granted only to Chief Executive Officer and Chief Financial Officer. Represent right to receive a target number of shares based on achievement of certain performance milestones approved by the Compensation Committee. The actual number of shares that may become earned and payable under the awards will generally range from 0% to 200% of the target number of units based on achievement of the specified goal(s) over a two-year period. No amount payable in excess of 150% of target unless the company’s total stockholder return over the performance period is equal to or greater than the 60th percentile of its peer group. Compensation Committee also retains authority to reduce (but not increase) amounts payable under the award in its discretion. The performance goals are generally subject to automatic adjustment at the end of the performance period in the same proportion by which the total available market (“TAM”) for hard drives during the period exceeds or falls short of the TAM forecasted by the Board of Directors at the time the goals are established.	Focus executives on the achievement of key financial operating objectives over a multi-year period. TSR threshold helps further align executives’ interests with those of our stockholders. TAM adjustment factor helps ensure that achievement of the goals is not affected by swings in the available market for hard drives and that the awards reflect how successful we are in achieving our objectives relative to the market opportunity available to us. Serve as a retention incentive.

RSUs and/or PSUs are also generally included in the mix because, compared to stock options, they have value even if our stock price does not appreciate. This helps to mitigate risk by ensuring that our executives have downside risk that is aligned with our stockholders’ interests and also helps enhance the retentive value of the awards. Since the grant date fair value of one stock unit is generally greater than the grant date fair value of one stock option, fewer stock units can be granted (relative to stock options) to convey the same grant date fair value and thus are potentially less dilutive.

Special LTI Awards.    In addition to our annual LTI award program, special LTI cash and/or equity awards outside of our annual LTI program may be granted from time to time to achieve specific objectives.

Executive Officer Compensation for Fiscal 2014

Base Salary

For fiscal 2014, the Compensation Committee reviewed the base salary levels for our executive officers during its annual review in July 2013. After a review of the relevant comparative market data and a subjective evaluation of their expected contributions to the company and the other factors listed above under the heading “Determination of Executive Compensation — Role of the Compensation Committee,” the Compensation Committee approved increases in the base salary levels for each of Mr. Milligan from $1,000,000 to $1,050,000, Mr. Nickl from $450,000 to $500,000, and Mr. Long from $425,000 to $450,000. The Compensation Committee believed that such increases were appropriate based on each executive’s increased responsibilities, our pay positioning strategy, and competitive pay levels for similar positions within our peer group. In addition, the Compensation Committee concluded that the base salary level of Mr. Cordano was significantly below our target pay positioning strategy with respect to his position and approved an increase to Mr. Cordano’s base salary level from $600,000 to $700,000. In July 2013, Mr. Leyden reviewed and approved an annual base salary increase for Mr. Murphy from $450,000 to $457,875 in connection with his assumption of additional responsibilities for our WD subsidiary.

In November 2013, in conjunction with the appointment of Mr. Murphy as President of our WD subsidiary, the Compensation Committee approved an increase in Mr. Murphy’s base salary level from $457,875 to $550,000 in light of competitive pay levels for similar positions within our peer group. After a subjective evaluation of the factors listed above under the heading “Role of the Compensation Committee,” and in light of our pay positioning strategy, the Compensation Committee determined not to make any changes to the base salary level for Mr. Leyden in connection with his appointment to the Chief Financial Officer role.

Semi-Annual Incentive Compensation

The Compensation Committee reviewed Mr. Murphy’s target bonus opportunity under our ICP in November 2013 in connection with his appointment as President of our WD Subsidiary, and, after review of the factors listed above under the heading “Determination of Executive Compensation — Role of the Compensation Committee,” approved an increase in Mr. Murphy’s target bonus opportunity from 85% of base salary to 110% of base salary, effective for the performance period covering the first half of fiscal 2014.

In its fiscal 2014 review for the remaining executive officers, the Compensation Committee concluded that target bonus levels were within a reasonable range of our stated pay positioning strategy other than for Mr. Long, whose target bonus level was below our target pay positioning strategy. After a subjective evaluation of the factors listed above under the heading “Determination of Executive Compensation — Role of the Compensation Committee,” and in light of our pay positioning strategy, the Compensation Committee determined not to make any changes to the target bonus opportunity for any executive officer other than Mr. Long. For Mr. Long, the Compensation Committee approved an increase in his target bonus level from 80% to 85% of annual base salary, effective for fiscal 2014. The Compensation Committee believed this increase was appropriate to bring Mr. Long’s target bonus level within a reasonable range of our stated pay positioning strategy.

For both the first and second halves of fiscal 2014, the Compensation Committee selected adjusted earnings per share as the financial measure for Messrs. Milligan, Leyden (in his role as Chief Financial Officer), Long and Nickl under the ICP. The Compensation Committee selected adjusted earnings per share as the appropriate goal for Messrs. Milligan, Leyden, Long and Nickl because it believed adjusted earnings per share is an appropriate holistic metric for corporate-level executives in order to measure the level of the company’s overall short-term performance. For fiscal 2014, the Compensation Committee provided that adjusted earnings per share was calculated as earnings per share under generally accepted accounting principles, adjusted to exclude certain expenses that the Compensation Committee did not consider when setting the applicable targets for fiscal 2014 and believed were extraordinary and unrelated to the day-to-day execution of our business.

For both the first and second halves of fiscal 2014, the Compensation Committee selected subsidiary operating income as the appropriate goal for the remaining executive officers who are subsidiary-level executives because it believed subsidiary operating income is an appropriate metric to measure short-term operating performance at the subsidiary level. The goal for each of these subsidiary-level executives was based on the subsidiary for which the executive had principal responsibility. For fiscal 2014, subsidiary operating income was calculated as subsidiary revenue less cost of goods sold and operating expenses.

The following table reflects the target goals under the ICP for fiscal 2014, the achievement rate of the goals, the resulting achievement rate and the bonus payout rate based on the achievement rate approved by the Compensation Committee.

		First Half of Fiscal 2014				Second Half of Fiscal 2014
Name	Metric	Target Goal	Achievement(a)	Plan Achievement Rate	Bonus Payout Rate	Target Goal	Achievement(b)	Plan Achievement Rate	Bonus Payout Rate
Stephen D. Milligan	Adj. EPS	$4.35	$4.53	104.2%	113.1%	$3.70	$3.79	102%	107%
Wolfgang U. Nickl(c)	Adj. EPS	$4.35	$4.53	104.2%	0%	—	—	—	—
Timothy M. Leyden	Adj. EPS	$4.35	$4.53	104.2%	113.1%	$3.70	$3.79	102%	107%
Michael D. Cordano	HGST Sub Op. Inc.	$501 million	$534 million	106.6%	121.3%	$403 million	$402	100%	100%
James J. Murphy	WD Sub Op. Inc.	$742 million	$754 million	102%	105%	$657 million	$654	100%	100%
Mark P. Long	Adj. EPS	$4.35	$4.53	104.2%	113.1%	$3.70	$3.79	102%	107%

(a)	Actual earnings per share under generally accepted accounting principles for the first half of fiscal 2014 was $3.81, which included a net $174 million, or $0.72 per share, in charges related to the amortization of intangibles from our acquisitions of HGST, sTec, Velobit and Virident, litigation charges, acquisition-related expenses (including stock appreciation right expenses) and employee termination, asset impairment and other charges, partially offset by a gain on an insurance recovery. As such, the actual adjusted earnings per share for the first half of fiscal 2014 for purposes of ICP bonuses was $4.53.

(c)	Actual earnings per share under generally accepted accounting principles for the second half of fiscal 2014 was $2.87, which included $223 million, or $0.92 per share, in charges related to the amortization of intangibles from our acquisitions of HGST, sTec, Velobit and Virident, litigation charges, write-off of debt issuance costs and employee termination, asset impairment and other charges. As such, the actual adjusted earnings per share for the second half of fiscal 2014 for purposes of ICP bonuses was $3.79.

(c)	Mr. Nickl resigned as our Chief Financial Officer effective as of November 17, 2013, and did not earn an ICP bonus for the first half of fiscal 2014. He did not participate in the ICP for the second half of fiscal 2014.

The table above describes the formulaic payout, while the table below describes certain adjustments made by the Compensation Committee to the actual bonus payout rates. For the first half of fiscal 2014, the Compensation Committee discussed that the company performed well. Specifically, the Committee recognized that outstanding linearity helped drive solid operating results including strong free cash flow generation, reflecting continued strong execution by both the HGST and WD subsidiaries in the first quarter and that the company exceeded expectations on revenue, gross margin and earnings per share in the December quarter. Based on this assessment, the Compensation Committee determined that it would be appropriate to round up the ICP payout rate for Messrs. Milligan, Leyden and Long from 113.1% to 115%, and for Mr. Cordano from 121.3% to 125%, to reflect the company’s and HGST’s positive results. In addition, the Compensation Committee approved an increase in Mr. Murphy’s ICP payout rate from 105% to 115% due to the exceptional performance and overall margin results by the WD Subsidiary in a constrained market. Mr. Nickl did not receive a payout under the ICP due to his resignation in November 2013. The Compensation Committee further noted that it had applied upward discretion to the ICP very infrequently in the last five years and that it had regularly applied downward discretion when the actual TAM for hard drives had significantly exceeded the expected market.

For the second half of fiscal 2014, the Compensation Committee discussed the company’s positive performance during that period. Specifically, the Compensation Committee noted that the company’s non-GAAP EPS for the second half of fiscal 2014 was $3.79, exceeding the target of $3.70, resulting is an achievement rate of 102% and a payout rate of 107% for Messrs. Milligan, Leyden and Long, using linear interpolation. The

Compensation Committee also noted that the non-GAAP operating income for the HGST subsidiary was $402 million, resulting in a 100% payout rate for Mr. Cordano, based on a target of $403 million. Similarly, the non-GAAP operating income for the WD subsidiary was $654 million, resulting in a 100% payout rate for Mr. Murphy, based on a target of $657 million.

The following table reflects each executive’s target and actual semi-annual bonus opportunity under the ICP for fiscal 2014, as well as the actual bonus payout rates approved by the Compensation Committee for fiscal 2014:

	First Half of Fiscal 2014			Second Half of Fiscal 2014
Name	Target Semi- Annual ICP Bonus(c)	Payout %	ICP Bonus Amount	Target Semi- Annual ICP Bonus(c)	Payout %	ICP Bonus Amount	Total Fiscal 2014 Bonus(d)
Stephen D. Milligan	$787,500	115%	$905,625	$787,500	107%	$842,625	$1,748,250
Wolfgang U. Nickl(a)	$212,500	—	—	—	—	—	—
Timothy M. Leyden	$385,000	115%	$442,750	$385,000	107%	$411,950	$ 854,700
Michael D. Cordano	$385,000	125%	$481,250	$385,000	100%	$385,000	$ 866,250
James J. Murphy(b)	$265,833	115%	$305,708	$302,500	100%	$302,500	$ 608,208
Mark P. Long	$191,250	115%	$219,938	$191,250	107%	$204,638	$ 424,576

(a)	As explained in more detail above, Mr. Nickl resigned as our Chief Financial Officer effective as of November 17, 2013, and, therefore, he did not earn an ICP bonus for the first half of fiscal 2014.

(b)	Mr. Murphy’s target ICP bonus for the first half of fiscal 2014 was based on his prorated adjusted salary for the first half of fiscal 2014.

(c)	As explained in more detail above, the target semi-annual ICP bonus is based on the base salary of the executive over the semi-annual period, multiplied by the individual’s target bonus percentage, which is 150% for Mr. Milligan, 110% for each of Messrs. Leyden, Cordano and Murphy, and 85% for each of Messrs. Nickl and Long.

(d)	As explained in more detail above and in the footnotes to the “Fiscal Years 2012-2014 Summary Compensation Table,” amounts paid under the ICP for the first half of fiscal 2014 over and above the amounts earned by meeting the performance measures in the Plan are reported in the “Bonus” column of the “Fiscal Years 2012-2014 Summary Compensation Table.” The remaining amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal Years 2012 — 2014 Summary Compensation Table.”

Transition Cash Bonus

On September 22, 2013, Mr. Nickl tendered his resignation as Executive Vice President and Chief Financial Officer, with such resignation effective November 17, 2013. In recognition of Mr. Nickl’s performance through the completion of his tenure, and in consideration of his agreement to stay with the company through an extended transition period to ensure a smooth transition of responsibilities, on November 13, 2013, the Compensation Committee approved a cash bonus of $225,000 which was paid to Mr. Nickl. This amount was intended to approximate the value of his target bonus award for the first half of fiscal 2014, which the Compensation Committee determined to be an appropriate amount to compensate Mr. Nickl for his overall performance and taking into account that he would not be eligible to receive a bonus under the ICP for the first half of fiscal 2014.

Long-Term Incentive Compensation

Fiscal 2014 Annual LTI Awards.    After reviewing the long-term incentive guidelines for each executive officer, our target pay position strategy, the recommendation of our Chief Executive Officer (other than for the Chief Executive Officer’s LTI award) and a subjective evaluation of the executive’s responsibilities, individual performance, current compensation package, value of unvested equity awards and expected future contributions and value to the company, the Compensation Committee determined the LTI grant values for each executive officer and the allocation of those grant values among the LTI vehicles, as indicated in the table below:

Name	LTI Guideline Range as % of Salary	Approximate LTI Grant Value Approved(d)	LTI Grant Value as % of Base Salary	Value Allocated to Stock Options	Value Allocated to RSUs	Value Allocated to LTI PSUs(e)
Stephen D. Milligan	600% - 1,000%	$8.4 million	800%	25%	25%	50%
Wolfgang U. Nickl(a)	200% - 500%	$1.75 million	350%	25%	25%	50%
Timothy M. Leyden(b)	400% - 600%	$2.8 million	400%	50%	50%	—
Michael D. Cordano	400% - 600%	$3.75 million	536%	50%	50%	—
James J. Murphy(c)	200% - 500%	$1.6 million	291%	50%	50%	—
Mark P. Long	200% - 500%	$2.25 million	500%	50%	50%	—

(a)	Mr. Nickl forfeited his unvested equity awards as a result of his resignation in November 2013.

(b)	Mr. Leyden’s grants were based on the LTI guidelines in place in August 2013 when he served as President of our WD Subsidiary and prior to his appointment to the role of Chief Financial Officer.

(c)	Mr. Murphy’s grants were based on the LTI guidelines in place in August 2013 when he served as Executive Vice President, Storage Products and Worldwide Sales and prior to his appointment to the role of President of our WD subsidiary. Mr. Murphy received an additional LTI grant valued at approximately $1 million in connection with his appointment to the role of President of our WD subsidiary.

(d)	For Messrs. Milligan, Nickl and Murphy, the Compensation Committee set each executive’s LTI grant value at the mid-point of each executive’s grant guideline primarily as a result of his performance, expected contributions to the company and his compensation relative to the composite market data. For Mr. Leyden, the Compensation Committee set his LTI grant value below the mid-point grant guideline based on his compensation relative to the composite market data. For Mr. Cordano, the Compensation Committee set his LTI grant value between the mid-point and maximum guideline primarily as a result of his performance and expected contributions to the company. For Mr. Long, the Compensation Committee set his LTI grant value at the maximum guideline primarily as a result of his performance, his expected contributions to the company and his compensation relative to the composite market data.

(e)	With respect to the cumulative revenue and operating income goals applicable to the PSU awards, the Compensation Committee believed that, at the time they were established, the targets corresponding to a 100% payout were challenging yet achievable based on expectations regarding market opportunities and contributions by our executives, and that the maximum revenue and operating income targets would be achievable only with extraordinary efforts and extraordinary company results.

Please see the table under the heading “Annual Long-Term Incentive Award Program” on page 34 for more information on the terms and conditions applicable to the LTI vehicles described in the table above. Also, please see the table under the heading “Fiscal 2014 Grants of Plan-Based Awards Table” on page 50 for additional details on each named executive officer’s LTI grants during fiscal 2014.

Fiscal 2014 Payouts under Acquisition PSU Awards.    As indicated in our 2012 and 2013 Proxy Statements, in connection with our HGST acquisition, in May 2012 we granted an acquisition PSU award with a target grant value of $2 million to each of Messrs. Milligan and Leyden. In August 2012, the Compensation Committee approved an acquisition PSU award for Mr. Cordano with a target grant value of $2 million, subject to the same terms and conditions as the previously granted awards. In September 2012, in connection with his appointment as our Chief Executive Officer, we entered into an amended and restated employment agreement with Mr. Milligan pursuant to which he received a grant of an additional PSU award in February 2013 with a target grant value of $2 million, subject to the same terms and conditions as the previously granted awards. This additional award was intended to provide a total acquisition PSU award with a grant date value of approximately $4 million, the same value as the award granted to our former Chief Executive Officer, Mr. Coyne, which was forfeited in connection with Mr. Coyne’s retirement. Each acquisition PSU award represented a contractual right to receive a target number of shares of our common stock based on achievement of certain performance milestones established by the Compensation Committee for fiscal 2013 and 2014. Subject to the executive’s continued employment, 50% of the target number of shares was eligible to become earned and payable based on milestones established by the Compensation Committee for each of fiscal 2013 and 2014. The actual number of shares of our common stock that were eligible to become earned and payable for each such fiscal year ranged from 0% to 200% of the target number of units based on the level of achievement of the milestones. For a description of the acquisition PSUs earned with respect to fiscal 2013, please see our 2013 Proxy Statement.

For each executive officer, similar to fiscal 2013, the Compensation Committee approved fiscal 2014 goals consisting of a top-line growth goal relating to WD’s and HGST’s achievement against core and non-core product roadmap milestones with a 50% weighting, and an economic profit goal with a 50% weighting. For Mr. Milligan, the Compensation Committee also approved a modifier pursuant to which his payout could be adjusted upward or downward by 33% based on the Compensation Committee’s subjective judgment of achievement of certain goals regarding compliance with regulatory conditions imposed by the Chinese Ministry of Commerce (“MOFCOM”) in connection with our acquisition of HGST. The Compensation Committee determined that these goals were appropriate in order to balance both top-line growth and sustained profitability, while also providing an additional incentive for the Chief Executive Officer to create a culture of compliance with the MOFCOM regulatory conditions. The payout rate for each of the goals is determined by applying a pre-established leverage curve to the achievement rate for each goal.

For the top-line growth goal, the Compensation Committee established milestone goals for the HGST and WD subsidiaries based on each subsidiary’s core and non-core product roadmap and determined the achievement level based on a subjective evaluation of the impact to the company, and the level of achievement, of each milestone. Mr. Milligan’s top-line growth goal was determined by a 50% weighting of the achievement level for each of the HGST and WD subsidiaries. The milestone goals, which the Compensation Committee believed to be challenging yet achievable, are not being disclosed in this Proxy Statement because it would require disclosure of the company’s product roadmap, which disclosure we believe would cause the company competitive harm.

The following table illustrates the methodology for determining the fiscal 2014 payout of the acquisition PSUs.

Name	Performance Metric	Weight	Rationale for Goal
Stephen D. Milligan	HGST/WD Product Roadmap Milestones	50%	- Promote achievement of core and non-core product roadmap milestones for HGST and WD subsidiaries
	WDC Economic Profit	50%	- Encourage sustained profitability
	MOFCOM Modifier	+/-33%	- Create a culture of compliance with the MOFCOM regulatory conditions
Timothy M. Leyden	WD Product Roadmap Milestones	50%	- Promote achievement of core and non-core product roadmap milestones for WD subsidiary
	WD Economic Profit	50%	- Encourage sustained profitability
Michael D. Cordano	HGST Product Roadmap Milestones	50%	- Promote achievement of core and non-core product roadmap milestones for HGST subsidiary
	HGST Economic Profit	50%	- Encourage sustained profitability

The Compensation Committee also established an economic profit goal for the overall company for Mr. Milligan, and a subsidiary economic profit goal for each of Messrs. Leyden and Cordano. The following reflects the calculation of economic profit for each subsidiary, as well as the calculation for the company overall. The difference in calculation of economic profit between the company and each subsidiary reflects that cash and debt are not allocated to the subsidiaries but rather are controlled by the corporate-level executive team for which Mr. Milligan is responsible.

The Compensation Committee determined the economic profit goals early in fiscal 2014 would be adjusted based on an estimated TAM for hard drives in fiscal 2014 of 557.976 million units (the “TAM modifier”). The actual TAM for hard drives in fiscal 2014 was 559.432 million units, representing a 0.3% increase from the estimated TAM. In determining the achievement rate for the economic profit goal, the Compensation Committee excluded certain nonrecurring items, including extraordinary litigation expenses, restructuring and acquisition charges, in accordance with the terms and conditions of the 2004 Performance Incentive Plan and the acquisition performance share unit award agreements.

•

Company economic profit result:    Due to the TAM results for fiscal 2014 being slightly above the forecasted amount, the threshold economic profit goal for the company and for the HGST subsidiary were adjusted by the TAM modifier, resulting in higher threshold goals needing to be achieved for target level payouts under the acquisition performance share units. As a result, the target economic profit goal for the company was adjusted from $846 million to $849 million. The actual economic profit for the company was $977 million, resulting in an achievement rate of 115%.

•

HGST subsidiary economic profit result:    After applying the TAM modifier, the threshold HGST subsidiary economic profit goal was adjusted from $768 million to $770 million. The actual economic profit for the HGST subsidiary was $778 million, resulting in achievement rate of 101%.

•

WD subsidiary economic profit result:    After applying the TAM modifier, the threshold WD subsidiary economic profit goal was adjusted from $1.157 million to $1.160 million. The actual economic profit for the WD subsidiary was $1.146 million, resulting in an achievement rate of 99%.

The Compensation Committee also recognized Mr. Milligan’s positive achievements in creating a culture of compliance with the MOFCOM regulatory conditions but determined it was not necessary to adjust Mr. Milligan’s acquisition PSU award payout based on the MOFCOM modifier.

The following table reflects the fiscal 2014 goals (including the economic profit goals adjusted for the TAM modifier), the actual performance against those goals and the resulting payout percentage of the awards as approved by the Compensation Committee.

Name	Performance Metric	Original Target Goal (100% Payout)	Adjusted Target Goal with TAM Modifier (100%) Payout	Actual Performance	Resulting Payout Percentage	Weight	Total Payout Percentage
	HGST/WD Product Roadmap Milestones	Undisclosed	N/A	Undisclosed	92%	50%	92%
Stephen D. Milligan	WDC Economic Profit	$846 million	$849 million	$977 million	152%	50%	152%
	MOFCOM Modifier						0%
						Total	122%

Timothy M. Leyden	WD Product Roadmap Milestones	Undisclosed	N/A	Undisclosed	80%	50%	80%
	WD Economic Profit	$1.157 billion	$1.160 billion	$1.146 billion	96%	50%	96%
						Total	88%

Michael D. Cordano	HGST Product Roadmap Milestones	Undisclosed	N/A	Undisclosed	103%	50%	103%
	HGST Economic Profit	$768 million	$770 million	$778 million	103%	50%	103%
						Total	103%

Below is a table that reflects the number of shares paid to each executive officer under the acquisition PSU awards for fiscal 2014 based on the performance described in the table above. The target number of acquisition PSUs reported in the table below includes dividend equivalents credited in the form of additional units.

Name	Target # of Acquisition PSUs Subject to FY14 Performance	Payout Percentage (% of Target)	# of Shares Paid for FY14
Stephen D. Milligan	45,780	122%	55,852
Timothy M. Leyden	25,025	88%	22,022
Michael D. Cordano	24,242	103%	24,969

Fiscal 2014 Payout under LTI PSU Awards.    In September 2012, the Compensation Committee approved the grant of LTI PSU awards to Messrs. Milligan and Nickl with a performance period commencing on the first day of fiscal 2013 and ending on the last day of fiscal 2014. As indicated in our 2013 Proxy Statement, each of these awards represented the right to receive a target number of shares of our common stock based on our cumulative revenue and operating income for the performance period against a pre-established milestone. Between 0% and 200% of the target number of units covered by each award could have been earned based on the level of achievement of the milestones.

In July 2014, the Compensation Committee approved a payout under the two-year LTI PSU award granted to Mr. Milligan. Mr. Milligan’s award was earned based on achievement against pre-established cumulative revenue and operating income goals over fiscal 2013 and 2014, each with an equal weighting of 50%. In early fiscal 2014, the 2014 revenue and operating income goals for fiscal 2014 were linearly adjusted by applying the TAM modifier, causing the target revenue goal to be adjusted from $33.46 billion to $29.38 billion, and the target operating income goal to be adjusted from $5.19 billion to $4.55 billion. After excluding certain nonrecurring items, including extraordinary litigation, restructuring and acquisition expenses, in accordance with the terms and conditions of the 2004 Performance Incentive Plan, the actual performance over fiscal 2013 and 2014 resulted in revenue of $30.39 billion and operating income of $4.018 billion, or an achievement rate against the target goals of 103.4% and 88.3%, respectively. Based on our actual performance in fiscal 2013 and fiscal 2014, after applying a pre-established leverage curve to achievement rate for the goals, the Compensation Committee approved a payout to Mr. Milligan at 87.9% of the targeted level based on its determination of the achievement of the milestones, resulting in a payout of 73,555 shares to Mr. Milligan.

Other Features of our Executive Compensation Program

In addition to direct compensation, we also provide executives with relatively modest perquisites and certain other benefits, including participation in certain post-employment compensation arrangements, which are described in more detail below.

Perquisites

We provide our executive officers with modest perquisites, consisting principally of a $5,000 annual allowance for financial planning services. In addition, executives are entitled to various other benefits that are available to all employees generally, including health and welfare benefits, paid holidays and other time off and participation in our 2005 Employee Stock Purchase Plan, a stockholder-approved plan that is intended to be tax-qualified and which allows employees to purchase a limited number of shares of our common stock at a discount.

Post-Employment Compensation

Retirement Benefits.    We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code and are also eligible for matching contributions. These matching contributions vest over a five-year service period. Our executive officers participate in the 401(k) plan on substantially the same terms as our other participating employees. The 401(k) plan and our matching contributions are designed to assist us in achieving our compensation objectives of attracting and retaining talented individuals and ensuring that our compensation programs are competitive and equitable. We do not maintain any defined benefit supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities.    Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants in the Deferred Compensation Plan can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to the plan on behalf of participants in fiscal 2014. The Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save for retirement in a tax-efficient manner. Please see the “Fiscal 2014 Non-Qualified Deferred Compensation Table” and related narrative section, “Non-Qualified Deferred Compensation Plan,” on page 55 below for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have accumulated under the plan.

Severance and Change in Control Benefits.    Our executive officers are eligible to receive certain severance and change in control benefits under various severance plans or agreements with us. For equity awards granted after September 2011, we only provide full acceleration of certain equity awards in connection with a change in control in the event of a qualifying termination following a change in control (not merely because the change in control occurred) or in certain circumstances where the award is to terminate in connection with the change in control.

Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive is involuntarily terminated by us without “cause.” In such circumstances, we provide severance benefits to our executive officers under our Executive Severance Plan. Severance benefits in these circumstances generally consist of two years’ base salary, a pro-rata bonus for the bonus cycle in which the termination occurs (assuming 100% achievement of performance targets), six months’ accelerated vesting of equity awards and certain continued health and welfare benefits.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections under our Change of Control Severance Plan. We also provide severance protections under the plan to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interests of stockholders despite the potential negative consequences such transactions may have on them personally. Under the Change of Control Severance Plan, all of our executives are eligible to receive severance benefits if the executive is terminated by us without “cause” as well as if the executive voluntarily terminates his employment for “good reason” within one year after a “change in control” event occurs or prior to and in connection with, or in anticipation of, a change in control transaction. In the context of a change in control, we believe that severance is appropriate if an executive voluntarily terminates employment with us for a “good reason” because in these circumstances we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. “Good reason” generally includes certain materially adverse changes in responsibilities, compensation, benefits or location of work place. In such circumstances, we provide severance benefits to our named executive officers under our Change of Control Severance Plan generally consisting of an amount equal to two times the sum of the executive’s annual base salary and target bonus, accelerated vesting of certain equity awards and certain continued health and welfare benefits.

We believe that the severance benefits provided to our executive officers under the Executive Severance Plan and the Change of Control Severance Plan are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. Our severance arrangements do not include tax gross-up provisions.

In September 2011, the Compensation Committee approved new forms of award agreement under the 2004 Performance Incentive Plan applicable to executive officers that generally provide for accelerated vesting of the awards only if there is both (1) a change in control event, and (2) the awards are to be terminated in connection with the change in control event or, within one year after the change in control event, the officer’s employment is terminated by the company without cause or by the officer for good reason. We believe these provisions are appropriate so that, in these circumstances, executives will remain focused on the best interests of Western Digital and its stockholders despite that the fact that, in change in control circumstances, equity awards could be terminated and the future terms of executives’ employment are often uncertain. For stock options, restricted stock and RSU awards granted to our executive officers prior to September 2011, such awards generally will immediately vest upon the occurrence of a change in control event as defined in our 2004 Performance Incentive Plan.

Please see the “Potential Payments Upon Termination or Change in Control” section beginning on page 56 below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Other Executive Compensation Program Policies

Employment Agreements

The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, we have entered into employment agreements with our executive officers where we determined that the retention of the executive during the term of the agreement was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement. The Compensation Committee determined that the employment agreements with Messrs. Milligan and Leyden were appropriate and advisable in order to help maintain a consistent executive leadership team following the acquisition.

In connection with Mr. Milligan’s appointment as our President and Chief Executive Officer effective as of January 2013, we entered into an amended and restated employment agreement with Mr. Milligan in September 2012. Under Mr. Milligan’s employment agreement, Mr. Milligan became entitled to an annual base salary of $1 million (as may be increased from time to time), and to an annual target bonus under the ICP equal to 150% of his base salary effective with the performance period under the ICP. Mr. Milligan’s employment agreement also provides for the grant of an additional performance-based stock unit award at the first regularly scheduled meeting of the Compensation Committee after January 2, 2013, which occurred in February 2013. The agreement provided that the target number of shares subject to the award would be determined by the Compensation Committee at that time so that the target number of shares subject to the award on the grant date had a value of $2 million. The award was otherwise on the same terms and conditions as the PSU award previously granted to Mr. Milligan in May 2012. Mr. Milligan’s agreement does not contain any severance protection (although he participates in our severance plans applicable to all executive officers), and it does not include any tax gross-up provisions.

On March 7, 2011, in connection with our entry into an agreement to acquire HGST from Hitachi, Ltd., we entered into a five-year employment agreement with Mr. Leyden, which became effective upon the closing of the transaction. Mr. Leyden had served as our Chief Operating Officer until July 25, 2012 when he was appointed President of our WD Subsidiary, and served in the Chief Financial Officer role from November 18, 2013 until September 8, 2014. Under Mr. Leyden’s employment agreement, Mr. Leyden became entitled to an annual base salary of $700,000 (as may be increased from time to time), and to an annual target bonus under the ICP equal to 110% of his base salary effective with the performance period under the ICP. Mr. Leyden’s employment agreement did not provide any guaranteed bonuses or long-term incentive compensation, other than the grant of a two-year PSU award that was granted in May 2012, as explained in more detail above. Mr. Leyden’s agreement did not contain any severance protection (although he did participate in our severance plans applicable to all executive officers), and it did not include any tax gross-up provisions.

In connection with Mr. Leyden’s retirement as our Chief Financial Officer, effective as of September 8, 2014, we entered into a separation agreement with Mr. Leyden on August 25, 2014, which supersedes and replaces Mr. Leyden’s employment agreement. Please see the section entitled “Subsequent Events” on page 45 for a description of the terms and conditions of Mr. Leyden’s separation agreement.

Compensation Recovery Policy

Our Board of Directors adopted by resolution a compensation recovery policy whereby in the event of a restatement of the company’s audited financial statements involving misconduct by an executive officer, a committee of the Board of Directors will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any net option exercise profits or cash bonuses attributable to such misconduct.

Equity Grant and Ownership Guidelines and Policies

Equity Award Grant Policy.    We recognize that the granting of equity awards presents specific accounting, tax and legal issues. In accordance with the equity award grant policy adopted by our Board of Directors, all equity awards to our executives and other employees will be approved and granted only by the Compensation Committee at telephonic or in-person meetings that are scheduled in advance and that occur outside of our established blackout periods. The authority to grant equity awards will not be delegated to any other committee, subcommittee or individual and will not occur by unanimous written consent. It is also our intent that all stock option grants will have an exercise price per share equal to the closing market price of a share of our common stock on the grant date.

Executive Stock Ownership Guidelines.    To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers, we have established executive stock ownership guidelines covering our senior executives, including our named executive officers. The guidelines provide that each executive achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the executive’s base salary (in effect upon the later of February 6, 2008 or the date he or she first becomes subject to the guidelines) shown below.

Position	Multiple
President and CEO	5 x Salary
Subsidiary Presidents	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive must achieve ownership of the required market value of shares before February 6, 2013 (or, if later, within three years of becoming subject to the guidelines). Thereafter, the executive must maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes common stock, RSUs, PSUs, restricted stock, deferred stock units and common stock beneficially owned by the executive by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares the executive has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement. All of our current executive officers subject to the guidelines have met their required ownership level as of the date of this Proxy Statement.

IRC Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain other highly compensated executive officers unless certain tests are met. It is our current intention that, so long as it is consistent with our overall compensation objectives and philosophy, executive compensation generally will be structured in a manner intended to be deductible for federal income tax purposes to the extent reasonably possible. Our 2004 Performance Incentive Plan has been structured so that any taxable compensation derived pursuant to the exercise of stock options approved by the Compensation Committee and granted under that plan should not be subject to the Section 162(m) deductibility limitations. However, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) will, in fact, be deductible and exempt from Section 162(m) limitations. Base salaries, bonuses under the ICP, cash retention awards, restricted stock unit awards with time-based vesting, the LTI PSU awards and the acquisition PSU awards do not, however, satisfy all the requirements of Section 162(m) and, accordingly, are not exempt from the Section 162(m) deductibility limitations. Nevertheless, the Compensation Committee has determined that these plans and policies are in our best interests and the best interests of our stockholders since the plans and policies help us to achieve our compensation objectives. The Compensation Committee will, however, continue to consider, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies.

Subsequent Events

Base Salary Adjustments

In August 2014, the following base salary adjustments for our named executive officers were approved:

•	Mr. Murphy’s base salary was increased from $550,000 to $625,000; and

•	Mr. Long’s base salary was increased from $450,000 to $475,000.

Long-Term Incentive Awards

In September 2014, the following long-term incentive awards were granted to our named executive officers:

•	Mr. Milligan received (i) 45,049 LTI PSUs, (ii) 22,524 RSUs scheduled to vest ratably over three years, and (iii) 74,094 stock options.

•	Mr. Cordano received (i) 24,526 RSUs (of which 17,519 are scheduled to vest ratably over three years and 7,007 are scheduled to cliff vest after two years), and (ii) 57,629 stock options.

•	Mr. Murphy received (i) 21,898 RSUs (of which 15,642 are scheduled to vest ratably over three years and 6,256 are scheduled to cliff vest after two years), and (ii) 51,454 stock options.

•	Mr. Long received (i) 15,453 RSUs (of which 8,321 are scheduled to vest ratably over three years and 7,132 are scheduled to cliff vest after two years), and (ii) 27,373 stock options.

The terms of these LTI PSU, RSU and stock option awards were substantially the same as the terms of our LTI PSU, RSU and stock option awards granted under our fiscal 2014 annual LTI program, except that (i) the Compensation Committee established new performance goals for the LTI PSUs (based on the same performance metrics that were used for the fiscal 2014 LTI PSUs), (ii) the RSU vesting schedule was revised to reflect three-year ratable vesting rather than vesting on the second and third anniversaries of the date of grant, except for the special two-year cliff vesting awards specifically noted above, and (iii) the per share exercise price of the stock options was equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant.

Retirement of Mr. Leyden as Chief Financial Officer

On August 25, 2014, we announced the retirement of Mr. Leyden as our Chief Financial Officer, effective as of September 8, 2014. Mr. Leyden will continue in a transition role with the Company through January 2, 2015 (the “Separation Date”).

In connection with Mr. Leyden’s retirement, we entered into a Separation and General Release Agreement (the “Separation Agreement”) with Mr. Leyden. Pursuant to the Separation Agreement, Mr. Leyden has agreed to comply with certain non-solicitation, non-interference and cooperation provisions. The Separation Agreement also provides for a customary general release of claims, as well as certain other standard terms. Pursuant to the Separation Agreement, Mr. Leyden will be entitled to the following benefits:

•

for a period of twenty-four consecutive months following the Separation Date, we will pay Mr. Leyden a salary continuation of $58,333 per month, less standard withholding and authorized deductions; provided, however, that such salary continuation payments shall cease in the event Mr. Leyden becomes employed or otherwise provides services for compensation to any other person or entity, except as otherwise agreed to by us;

•

a lump sum payment of approximately $385,000, less standard withholding and authorized deductions, which represents Mr. Leyden’s target bonus opportunity under the ICP for the first half of fiscal 2015 (which ends on January 2, 2015), assuming 100% of the performance targets have been achieved regardless of actual funding by us, payable in a lump sum payment in the calendar month following the month in which the Separation Date occurs;

•	we will pay Mr. Leyden’s COBRA premiums for eighteen months following the Separation Date, subject to mitigation if Mr. Leyden becomes eligible for alternative equivalent coverage; and

•

accelerated vesting of Mr. Leyden’s then-outstanding options and RSUs as if Mr. Leyden had remained employed through July 2, 2015, the six-month anniversary of the Separation Date. Solely for purposes of this Proxy Statement, as of September 9, 2014, we estimate this value to be $1,872,301. For the options, this amount was calculated by multiplying (i) the difference between the NASDAQ Stock Market closing price of a share of our common stock on September 9, 2014 ($99.85) and the applicable exercise price of the stock options, by (ii) the number of shares subject to Mr. Leyden’s stock options that are expected to vest on an accelerated basis. Mr. Leyden does not hold any RSUs that are expected to vest on an accelerated basis.

Appointment of Mr. Leonetti as Chief Financial Officer

On August 25, 2014, the Board of Directors appointed Mr. Leonetti to the role of Executive Vice President and Chief Financial Officer, effective as of September 8, 2014.

In connection with Mr. Leonetti’s appointment as Executive Vice President and Chief Financial Officer, the Compensation Committee approved an annual base salary level of $500,000 and a target annual bonus opportunity under the ICP of 100% of his annual base salary. Mr. Leonetti also received a signing bonus of $150,000, subject to repayment if he voluntarily terminates employment within two years following September 8, 2014. In addition, on September 11, 2014, the Compensation Committee approved the following long-term incentive awards for Mr. Leonetti:

•

8,759 RSUs, which are scheduled to vest, subject to Mr. Leonetti’s continued employment, as to 80% of the RSUs on the first anniversary of the grant date and 20% of the RSUs on the second anniversary of the grant date;

•

28,814 stock options, which are scheduled to vest, subject to Mr. Leonetti’s continued employment, as to 25% of the underlying shares of common stock on the first anniversary of the grant date and 6.25% of the underlying shares of common stock at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of the grant date; and

•

6,507 PSUs, which are scheduled to vest on the second anniversary of the grant date, subject to Mr. Leonetti’s continued employment and the achievement of pre-established revenue and operating income goals.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2014 Annual Meeting of Stockholders and incorporated by reference into our 2014 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Michael D. Lambert, Chairman

Len J. Lauer

Roger H. Moore

Thomas E. Pardun

September 11, 2014

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were members of the Compensation Committee during all of fiscal 2014. All members of the Compensation Committee during fiscal 2014 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the SEC requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Fiscal Years 2012 — 2014 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal years 2012, 2013 and 2014 by the individuals who served as our Chief Executive Officer or Chief Financial Officer during fiscal 2014 (Messrs. Milligan, Nickl and Leyden) and our three other executive officers who were serving as executive officers at the end of fiscal 2014 (Messrs. Long, Murphy and Cordano). In this Proxy Statement, we refer to these individuals as our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2014 compensation. For an explanation of the amounts included in the table for fiscal years 2012 or 2013, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)(6)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Stephen D. Milligan	2014	1,050,000	14,962	6,307,313	2,177,257	1,733,288	—	7,742	11,290,562
President and	2013	910,000	125,000	7,427,988	1,542,019	1,457,500	—	93,457	11,555,964
Chief Executive Officer	2012	249,615	—	3,929,737	1,900,370	614,384		14	6,694,120
Wolfgang U. Nickl(1)	2014	500,000	—	1,313,981	453,586	—	—	225,228	2,492,795
Former Executive Vice	2013	440,038	72,812	1,616,927	460,942	1,115,026	—	60,559	3,766,304
President and Chief	2012	393,846	—	808,416	901,616	1,026,150	—	21,635	3,151,663
Financial Officer
Timothy M. Leyden	2014	700,000	7,315	1,401,579	1,451,504	847,385	—	11,926	4,419,709
Former Chief Financial	2013	700,000	96,250	2,012,245	1,720,898	2,639,150	—	127,529	7,296,072
Officer(1)	2012	629,231	—	2,847,924	1,164,090	2,487,150	—	9,838	7,138,233
Michael D. Cordano	2014	700,000	14,245	1,877,174	1,943,964	852,005	—	12,985	5,400,373
President, HGST Subsidiary	2013	592,212	130,400	3,748,995	1,475,049	674,850		41,091	6,662,597
James J. Murphy(2)	2014	550,000	26,583	1,304,237	1,357,021	581,625	—	13,240	3,832,706
President, WD Subsidiary	2013	437,500	45,157	1,018,086	870,691	1,302,519	—	16,803	3,690,756
	2012	425,000	—	1,172,424	1,281,752	1,604,482	—	6,250	4,489,908
Mark P. Long(3)	2014	450,000	3,634	1,126,250	1,166,389	420,942	—	9,821	3,177,036
Executive Vice President,
Strategy & Corporate
Development

(1)	Mr. Nickl resigned as our Chief Financial Officer effective as of November 17, 2013, and Mr. Leyden succeeded Mr. Nickl in the Chief Financial Officer role, effective as of November 18, 2013, having previously served as the President of our WD Subsidiary. Mr. Leyden retired as our Chief Financial Officer, effective as of September 8, 2014, and Mr. Leonetti was appointed to the replace Mr. Leyden effective as of such date.

(2)	Mr. Murphy was appointed as the President of our WD Subsidiary effective as of November 18, 2013.

(3)	Mr. Long was not a named executive officer of the company for fiscal 2012 and 2013.

(4)

As provided under SEC rules, the amounts shown include amounts paid under our ICP for the first half of fiscal 2014 over and above the amounts earned by meeting the performance measures of the ICP, as more fully described in the “Compensation Discussion and Analysis” section above and quantified in the “Description of Compensation Arrangements for Named Executive Officers” section below. The amounts earned by meeting the performance measures under the ICP are reported in the “Non-Equity Incentive Plan Compensation” column, as more fully described in footnote (7) below.

(5)	The amounts shown reflect the aggregate grant date fair value of stock and option awards granted in the applicable fiscal year computed in accordance with ASC 718 (formerly FAS 123(R)). These amounts were calculated based on the assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our Form 10-K for the applicable fiscal year, but exclude the impact of estimated forfeitures related to service-based vesting conditions. Mr. Nickl forfeited 76,423 unvested RSUs in connection with his resignation effective as of November 17, 2013. No other named executive officer forfeited any stock or option awards during fiscal 2014.

See “Fiscal 2014 Grants of Plan-Based Awards Table” below for information on awards made in fiscal 2014.

(6)	Amounts shown for Messrs. Milligan and Nickl include the grant date fair value for PSU awards granted during fiscal 2014, as more fully described in the “Grants of Plan-Based Awards Table” below and the narrative that follows that table. Consistent with ASC 718, the grant date fair value was based on target performance and the closing price of our common stock on the grant date. The following amounts represent the grant date value assuming maximum performance under the awards: Mr. Milligan ($8,409,750) and Mr. Nickl ($1,751,974). Mr. Nickl forfeited his unvested PSU awards in connection with his resignation.

(7)	The table below summarizes the non-equity incentive plan compensation earned by our named executive officers in fiscal 2014. These amounts and our ICP and long-term cash awards are more fully described in the “Compensation Discussion and Analysis” section above and in the “Description of Compensation Arrangements for Named Executive Officers” section below. As indicated in footnote (4), amounts paid under the ICP for the first half of fiscal 2014 over and above the amounts earned by meeting the performance measures in the Plan are reported in the “Bonus” column of the “Fiscal Years 2012-2014 Summary Compensation Table” and, therefore, are not included in the table provided below in this footnote.

Name	ICP-1st Half FY14	ICP-2nd Half FY14
Stephen D. Milligan	$890,663	$842,625
Wolfgang U. Nickl	$—	$—
Timothy M. Leyden	$435,435	$411,950
Michael D. Cordano	$467,005	$385,000
James J. Murphy	$279,125	$302,500
Mark P. Long	$216,304	$204,638

(8)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2014:

Name	Perquisites(a)	401(k) Company Matching Contributions	Other
Stephen D. Milligan	—	$6,500
Wolfgang U. Nickl	—	—	$225,000	(b)
Timothy M. Leyden	—	$3,495
Michael D. Cordano	—	$6,500
James J. Murphy	—	$6,500
Mark P. Long	—	$9,013

(a)	In accordance with applicable SEC rules, no amount is shown because the aggregate amount of perquisites and other personal benefits paid to each such individual during fiscal 2014 was less than $10,000.
(b)	As described in more detail under the “Compensation Discussion and Analysis” section above, in recognition of Mr. Nickl’s performance during the transition period and through the completion of his tenure, on November 13, 2013, the Compensation Committee approved a transition cash bonus of $225,000 which was paid to Mr. Nickl.

Fiscal 2014 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to our named executive officers during our fiscal year ended June 27, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type(3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Stephen D. Milligan	ICP —1st Half FY14	6/29/13	393,750	787,500	1,575,000	—	—	—	—	—	—	—
	LTI PSUs (FY14-15)(7)	8/14/13	—	—	—	30,697	61,394	122,788	—	—	—	4,204,875
	RSUs	8/14/13	—	—	—	—	—	—	30,697	—	—	2,102,438
	Options	8/14/13	—	—	—	—	—	—	—	90,621	68.49	2,177,257
	ICP — 2nd Half FY14	12/28/13	393,750	787,500	1,575,000	—	—	—	—	—	—	—

Wolfgang U. Nickl(1)	ICP — 1st Half FY14	6/29/13	106,250	212,500	425,000	—	—	—	—	—	—	—
	LTI PSUs (FY14-15)(7)	8/14/13	—	—	—	6,395	12,790	25,580	—	—	—	875,987
	RSUs	8/14/13	—	—	—	—	—	—	6,395	—	—	437,994
	Options	8/14/13	—	—	—	—	—	—	—	18,879	68.49	453,586

Timothy M. Leyden	ICP — 1st Half FY14	6/29/13	192,500	385,000	770,000	—	—	—	—	—	—	—
	RSUs	8/14/13	—	—	—	—	—	—	20,464	—	—	1,401,579
	Options	8/14/13	—	—	—	—	—	—	—	60,414	68.49	1,451,504
	ICP — 2nd Half FY14	12/28/13	192,500	385,000	770,000	—	—	—	—	—	—	—

Michael D. Cordano	ICP — 1st Half FY14	6/29/13	192,500	385,000	770,000	—	—	—	—	—	—	—
	RSUs	8/14/13	—	—	—	—	—	—	27,408	—	—	1,877,174
	Options	8/14/13	—	—	—	—	—	—	—	80,911	68.49	1,943,964
	ICP — 2nd Half FY14	12/28/13	192,500	385,000	770,000	—	—	—	—	—	—	—

James J. Murphy(2)	ICP — 1st Half FY14	6/29/13	132,917	265,833	531,666	—	—	—	—	—	—	—
	RSUs	8/14/13	—	—	—	—	—	—	11,712	—	—	802,155
	Options	8/14/13	—	—	—	—	—	—	—	34,577	68.49	830,745
	RSUs	11/13/13	—	—	—	—	—	—	6,931	—	—	502,082
	Options	11/13/13	—	—	—	—	—	—	—	20,925	72.44	526,276
	ICP — 2nd Half FY14	12/28/13	151,250	302,500	605,000	—	—	—	—	—	—	—

Mark P. Long	ICP — 1st Half FY14	6/29/13	95,625	191,250	382,500	—	—	—	—	—	—	—
	RSUs	8/14/13	—	—	—	—	—	—	16,444	—	—	1,126,250
	Options	8/14/13	—	—	—	—	—	—	—	48,547	68.49	1,166,389
	ICP — 2nd Half FY14	12/28/13	95,625	191,250	382,500	—	—	—	—	—	—	—

(1)	As explained in more detail above, Mr. Nickl resigned as our Chief Financial Officer effective as of November 17, 2013, and, therefore, he did not earn an ICP bonus for the first half of fiscal 2014.

(2)	Mr. Murphy’s target ICP bonus for the first half of fiscal 2014 was based on his prorated adjusted salary for the first half of fiscal 2014.

(3)	To help explain this table and the awards granted to our named executive officers in fiscal 2014, we have included an additional column showing the type of award granted.

(4)	Represents RSUs awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(5)	Represents stock options awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(6)	The dollar value of the awards shown represents the grant date fair value of the award computed in accordance with ASC 718 (formerly FAS 123(R)). See Note 8 in the Notes to Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K for more information about the assumptions used to determine these amounts.

(7)

Represents an LTI PSU award granted to the named executive officer under our 2004 Performance Incentive Plan for the performance period covering fiscal years 2014 and 2015. The award is subject to cliff vesting at the end of the two-year measurement period and will be payable in shares of our common stock at the end of the performance period based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award.

Description of Compensation Arrangements for Named Executive Officers

Overview

The “Fiscal Years 2012 — 2014 Summary Compensation Table” above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2012, 2013 and 2014, and the “Fiscal 2014 Grants of Plan-Based Awards Table” table above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2014. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Employment Agreement with Mr. Milligan

We are party to an amended and restated employment agreement with Mr. Milligan, effective as of September 6, 2012. Mr. Milligan’s employment agreement continues through March 8, 2017. Under Mr. Milligan’s employment agreement, Mr. Milligan is entitled to an annual base salary of $1 million effective January 2, 2013, and an annual target bonus under the ICP equal to 150% of his base salary. Mr. Milligan’s base salary and target bonus opportunity may be increased by the Compensation Committee in its sole discretion. Mr. Milligan’s employment agreement also provided for the grant of an additional performance-based stock unit award, which was granted on February 13, 2013. The target number of units subject to that award was determined by the Compensation Committee at that time so that the target number of units subject to the award on the grant date had a value of $2 million. The award was otherwise on the same terms and conditions as the PSU award previously granted to Mr. Milligan in May 2012. The agreement also does not contain any severance protection, although Mr. Milligan participates in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Leyden

We entered into a five-year employment agreement with Mr. Leyden, effective as of March 7, 2011. The agreement provided for a minimum annual base salary of $700,000 and a minimum annual target bonus opportunity under the ICP of 110% of base salary, subject to increase by the Compensation Committee in its sole discretion. The agreement did not provide any fixed or guaranteed compensation or long-term incentive compensation, other than to provide for an acquisition PSU award that we granted in May 2012. The agreement also did not contain any severance protection, although Mr. Leyden participated in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

In connection with Mr. Leyden’s retirement as our Chief Financial Officer, effective as of September 8, 2014, we entered into a Separation Agreement with Mr. Leyden on August 25, 2014, which supersedes and replaces Mr. Leyden’s employment agreement. Please see the section entitled “Subsequent Events” on page 45 for a description of the terms and conditions of Mr. Leyden’s Separation Agreement.

Non-Equity Incentive Plan Compensation and Awards

Under our ICP, our executive officers and other participating employees are eligible to receive cash bonus awards on a semi-annual basis. The amount of the bonuses payable under our ICP are determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee semi-annually as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance.

The executive is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the bonus amounts for the applicable semi-annual period to be eligible to receive payment of the bonus for that period. See the “Compensation Discussion and Analysis” above for a more detailed description of our ICP and a table reflecting each executive’s target and actual semi-annual bonus opportunity under the ICP for fiscal 2014.

Equity-Based Awards

Each stock option, RSU and PSU award reported in the “Fiscal 2014 Grants of Plan-Based Awards Table” was granted by the Compensation Committee under, and is subject to, the terms of our 2004 Performance Incentive Plan. The Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation Committee. The Compensation Committee has broad authority under the 2004 Performance Incentive Plan with respect to awarding grants, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

LTI PSU Awards.    The PSU awards granted to Messrs. Milligan and Nickl in August 2013 were granted as part of our regular annual long-term incentive award process and, along with the annual long-term PSU awards granted in September 2012, are generally referred to as “LTI PSU awards.” Each LTI PSU award represents a contractual right to receive a target number of shares of our common stock based on achievement of certain goals over the performance period. For the 2014 LTI PSU awards, the Compensation Committee selected cumulative revenue and operating income as the performance goals over the two-year performance period covering fiscal years 2014 and 2015, with each LTI PSU award subject to cliff vesting after the completion of the two-year performance period upon achievement of the pre-established performance goals. The actual number of shares of our common stock that may become earned and payable after fiscal 2015 will range from 0% to 200% of the target number of shares based on the level of achievement of the milestones. The target number of PSUs subject to the award are credited to a bookkeeping account that we have established on behalf of each executive officer. As described in more detail above, Mr. Nickl forfeited his 2013 and 2014 LTI PSU awards because they were unvested at the time of his resignation in November 2013.

Our named executive officers are not entitled to voting rights with respect to their LTI PSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid PSUs (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of PSUs equal to (i) the per-share cash dividend, multiplied by (ii) the target number of PSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original PSUs to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Stock Options.    Each stock option reported in the “Fiscal 2014 Grants of Plan-Based Awards Table” has a per-share exercise price equal to the closing market price of a share of our common stock on the grant date as reported on the composite tape for securities listed on the NASDAQ Stock Market. In addition, each stock option granted to our named executive officers in fiscal 2014 generally vests 25% on the first anniversary of its grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of its grant.

Once vested, each stock option will generally remain exercisable until its normal expiration date. Stock options granted during fiscal 2014 expire on the seventh anniversary of their grant date. Outstanding options, however, may terminate earlier in connection with the termination of the named executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the executive’s severance date or the expiration date of the stock options, except that all outstanding stock options held by an executive will terminate immediately in the event the executive’s employment is terminated for cause. Subject to the earlier expiration of the stock options, stock options granted to the named executive officer will remain exercisable for a longer period upon the occurrence of specified events, as follows: one year in the event the executive ceases to be an employee due to his total disability; three years in the event of the executive’s death; and three years after the executive meets the criteria of a “qualified retiree” by satisfying certain minimum service-period requirements described below.

Restricted Stock Units.    Each RSU award granted to our named executive officers in fiscal 2014 represents a contractual right to receive one share of our common stock per RSU on the vesting date(s) of the RSUs. The vesting dates of the RSU awards reported in the “Fiscal 2014 Grants of Plan-Based Awards Table” are disclosed in “Outstanding Equity Awards at Fiscal 2014 Year-End Table” below. Restricted stock units are credited to a bookkeeping account that we have established on behalf of each named executive officer.

Our named executive officers are not entitled to voting rights with respect to their RSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid RSU (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of RSUs equal to (i) the per-share cash dividend, multiplied by (ii) the number of RSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2014 Year-End Table

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of June 27, 2014. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of RSUs.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen D. Milligan	3/19/2012	—	53,987	(3)	38.19	3/19/2019	18,060	(4)	1,677,774	—		—
	9/6/2012	—	55,472	(3)	43.11	9/6/2019	43,352	(5)	4,027,401	—		—
	8/14/2013	—	90,621	(3)	68.49	8/14/2020	31,143	(5)	2,893,185	62,285	(6)	5,786,277
Wolfgang U. Nickl	—	—	—		—	—	—		—	—		—
Timothy M. Leyden	9/11/2008	68,256	—		23.78	9/11/2015	—		—	—		—
	9/10/2009	34,426	—		35.75	9/10/2016	—		—	—		—
	9/8/2010	67,765	4,518	(3)	26.17	9/8/2017	—		—	—		—
	9/14/2011	66,932	30,423	(3)	29.60	9/14/2018	32,022	(5)	2,974,844	—		—
	9/6/2012	48,151	61,907	(3)	43.11	9/6/2019	48,380	(7)	4,494,502	—		—
	8/14/2013	—	60,414	(3)	68.49	8/14/2020	20,761	(7)	1,928,697	—		—
Michael D. Cordano	5/16/2012	—	19,160	(3)	38.63	5/16/2019	7,935	(4)	737,162	—		—
	9/6/2012	—	53,063	(3)	43.11	9/6/2019	41,469	(7)	3,852,470	—		—
	8/14/2013	—	80,911	(3)	68.49	8/14/2020	27,806	(7)	2,583,177	—		—
James J. Murphy	9/8/2010	—	3,200	(3)	26.17	9/8/2017	—		—	—		—
	9/14/2011	3,016	15,085	(3)	29.60	9/14/2018	15,878	(5)	1,475,066	—		—
	5/16/2012	—	22,127	(3)	38.63	5/16/2019	—		—	—		—
	9/6/2012	—	31,322	(3)	43.11	9/6/2019	24,478	(7)	2,274,006	—		—
	8/14/2013	—	34,577	(3)	68.49	8/14/2020	11,882	(7)	1,103,838	—		—
	11/13/13	—	20,925	(8)	72.44	11/13/2020	7,006	(9)	650,857	—		—
Mark P. Long	2/13/2013	—	28,920	(3)	48.63	2/13/2020	9,017	(4)	837,679	—		—
	8/14/2013	—	48,547	(3)	68.49	8/14/2020	16,683	(7)	1,549,851	—		—

(1)	To help explain this table and the awards held by our named executive officers, we have included an additional column showing the grant date of each stock option and stock award.

(2)	The amount shown for the market value of the stock awards is based on the $92.90 closing price of our common stock on June 27, 2014, the last trading day in fiscal 2014.

(3)	These stock option awards are scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(4)	These stock unit awards are scheduled to vest in three substantially equal annual installments on each of the first, second and third anniversaries of the grant date.

(5)	These stock unit awards are scheduled to vest in full on the third anniversary of the grant date.

(6)	This PSU award is scheduled to vest at the end of fiscal 2015 based on achievement of cumulative revenue and operating income goals established by the Compensation Committee for the two-year period covering fiscal years 2014 and 2015. The award will be payable in shares of our common stock at the end of the performance period based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award indicated in the table above.

(7)	These stock unit awards are scheduled to vest as to 50% of the shares subject to the award on the second anniversary of the grant date and as to the remaining 50% on the third anniversary of the grant date.

(8)	These stock option awards vested as to 25% of the underlying shares on August 14, 2014, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on August 14, 2017.

(9)	These stock unit awards are scheduled to vest as to 50% of the shares subject to the award on August 14, 2015 and as to the remaining 50% on August 14, 2016.

Fiscal 2014 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen D. Milligan	81,709	2,861,830	151,715	14,864,690
Wolfgang U. Nickl	100,975	4,290,292	9,275	602,782
Timothy M. Leyden	36,596	2,460,559	47,561	3,880,963
Michael D. Cordano	50,852	1,654,839	33,783	3,256,595
James J. Murphy	58,357	2,420,735	27,127	1,963,941
Mark P. Long	13,146	489,760	4,475	387,848

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the NASDAQ Stock Market on the exercise date.

(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our common stock acquired by the executive officer upon vesting of his stock award during fiscal 2014 multiplied by the closing price of the stock on the NASDAQ Stock Market on the applicable vesting date (or, for PSUs, the applicable payment date) of the award.

Fiscal 2014 Non-Qualified Deferred Compensation Table

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephen D. Milligan	1,019,063	—	79,351	—	1,098,413
Wolfgang U. Nickl	—	—	—	—	—
Timothy M. Leyden	782,595	—	263,728	—	2,358,188
Michael D. Cordano	—	—	—	—	—
James J. Murphy	372,793	—	103,510	—	1,128,916
Mark P. Long	—	—	—	—	—

(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules. In accordance with SEC rules, we did not include these amounts as compensation to the named executive officers in the “Fiscal Years 2012 — 2014 Summary Compensation Table” above.

(2)	The balances reported represent compensation already reported in the “Fiscal Years 2012 — 2014 Summary Compensation Table” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates under SEC rules and for amounts earned while the individual was not a named executive officer under SEC rules.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal Years 2012 — 2014 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer a minimum of $2,000 and a maximum of 80% of his or her eligible compensation that may be earned during the year under our ICP.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. We did not make any discretionary contributions during fiscal 2014. In addition, we have not in the past made any discretionary contributions under the Deferred Compensation Plan to any of our current named executive officers.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement, disability or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Under our Deferred Compensation Plan, we also permit the named executive officers and other key employees to defer receipt of any RSUs awarded under our 2004 Performance Incentive Plan beyond the vesting date of the award. A participant can elect to defer receipt of RSUs until a specified date, retirement, disability or death, as described above. If a participant makes an election to defer RSUs, the participant will receive a distribution with respect to the RSUs (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election.

Potential Payments upon Termination or Change in Control

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Change in Control — No Termination

Except as described below, our equity awards will not automatically vest should a change in control occur.

Upon the occurrence of a “change in control,” all unvested stock options and RSUs granted prior to September 2011 to an employee who was one of our executive officers at the time of grant will immediately vest regardless of whether there has also been a termination of employment. For these purposes, “change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our board of directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of the company. For a specific definition, please refer to the applicable stock plan or form of award agreement as filed with the SEC.

For all other equity awards (including PSU awards, awards granted to named executive officers at a time when they were not also one of our executive officers, and awards granted after September 2011), if we dissolve or do not survive following a merger, business combination, or other reorganization (or we do not survive as a public company), each award may be terminated. If an award is to be terminated in those circumstances, and the Compensation Committee has not provided for the assumption, substitution, or other continuation or settlement of the award, the award will become fully vested.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Change in Control — Termination Without Cause or For Good Reason

In addition to the change in control benefits described above, executive officers may be entitled to severance benefits in the event of certain terminations of employment in connection with or following a change in control. These benefits are provided under our Change of Control Severance Plan, which was adopted by our Board of Directors on March 29, 2001, as amended and restated as of September 11, 2014. The severance benefits are payable if we or our subsidiaries terminate the employment of the executive officer without “cause” or the employee voluntarily terminates his or her employment for “good reason” within one year after a change in control or prior to and in connection with, or in anticipation of, such a change.

For these purposes, “change in control” generally has the same meaning as described in the preceding section. For these purposes, “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy. For these purposes, “good reason” generally means a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under the Change of Control Severance Plan. For the specific definitions of change in control, cause and good reason, please refer to the Change of Control Severance Plan as filed with the SEC.

Each of our named executive officers is a “Tier 1 Executive” for purposes of the Change of Control Severance Plan due to each such officer’s status as an executive officer subject to Section 16 of the Exchange Act.

For each of the named executive officers, the severance benefits generally consist of the following:

(1) a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;

(2) 100% vesting of any unvested stock options granted to the officer by us;

(3) extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;

(4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, and a car allowance equal to what the officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans; and

(5) a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer. The Board of Directors or the Compensation Committee

may terminate the Change of Control Severance Plan at any time in its discretion, except in the event of a “change in control” or in anticipation of a “change in control.”

The acquisition PSU awards and LTI PSU awards granted to Messrs. Milligan, Nickl, Leyden and Cordano in fiscal 2012, 2013 and 2014 provide for accelerated vesting at target in the event of a termination of employment under circumstances that give rise to severance benefits under the Change of Control Severance Plan.

Involuntary Termination Without Cause — No Change in Control

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006, as amended and restated February 16, 2012, which provides for certain severance benefits in the event an executive’s employment is terminated without “cause.” For these purposes, “cause” generally has the meaning described in the preceding section. For the specific definition of cause, please refer to the Executive Severance Plan as filed with the SEC.

Participants in the Executive Severance Plan include members of our senior management who our Board of Directors or Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The level of severance benefits payable under the Executive Severance Plan depend upon the executive’s designated Tier. The Compensation Committee has designated each of our named executive officers as a Tier 1 Executive under our Executive Severance Plan.

The Executive Severance Plan provides that a Tier 1 Executive such as each of our named executive officers will receive the following severance benefits in the event we terminate the executive’s employment without cause:

(1) severance equal to the executive’s monthly base salary multiplied by twenty-four (24), generally payable in monthly installments over twenty-four (24) months following separation;

(2) a lump sum pro-rata bonus payment minus applicable taxes under our bonus program for the bonus cycle in which the executive’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the executive was employed (not to exceed six months) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us);

(3) acceleration of the vesting of the executive’s then outstanding equity awards that are subject to time-based vesting to the extent such equity awards would have vested and become exercisable or payable, as applicable, if the executive had remained employed for an additional six months;

(4) outplacement services provided by a vendor chosen by us and at our expense for 12 months following the executive’s termination of employment; and

(5) reimbursement by us of applicable COBRA premium payments following expiration of the executive’s company-provided medical, dental and/or vision coverage existing as of the executive’s termination date for eighteen (18) months or, if earlier, until the executive otherwise becomes eligible for equivalent coverage under another employer’s plan.

Payment of severance benefits under the Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. Payment of severance benefits will cease in the event that, during the severance period, the executive becomes self-employed or an employee of, or otherwise provides services for compensation, to any person or entity. In addition, no executive is entitled to a duplication of benefits under the Executive Severance Plan or any other severance plan of ours or our subsidiaries, including the Change of Control Severance Plan.

The acquisition PSU awards and LTI PSU awards granted to Messrs. Milligan, Nickl, Leyden and Cordano in fiscals 2012, 2013 and 2014 provide for accelerated vesting at target in the event of a termination of employment under circumstances that give rise to severance benefits under the Executive Severance Plan.

Qualified Retirement

In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. In order to be a qualified retiree, an employee is generally required to have at least five years of continuous service with us and, for stock options granted after May 2006, in addition to having at least five years of continuous service with us, the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to recover any profits realized by the employee from exercising the stock options during the six-month period prior to the date the employee commenced providing such services to a competitor.

Death

In the event of an employee’s death, the vesting of long-term incentive awards previously granted to the employee will accelerate as described below.

•

For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.

•

For awards of RSUs, a pro rata portion of the stock units due to vest on the next vesting date will immediately vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.

•

For acquisition PSU awards and LTI PSU awards, a pro-rata portion of the award (based on the number of days that the employee was employed by us during the applicable performance period) will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on June 27, 2014.

•	The price per share of our common stock is equal to the NASDAQ Stock Market closing market price per share on June 27, 2014 ($92.90), the last trading day in fiscal 2014.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•

Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(6)	Change in Control-With Termination Not for Cause or For Good Reason ($)(7)	Involuntary Termination Without Cause-No Change in Control ($)(8)	Qualified Retirement ($)(9)	Death ($)(10)
Stephen D. Milligan	Cash Severance	—	5,250,000	2,887,500	—	—
	Option Acceleration(1)	7,927,638	7,927,638	2,148,954	—	7,927,638
	Restricted Stock Unit Acceleration(2)	8,598,309	8,598,309	—	—	3,713,564
	Performance Stock Unit Acceleration(3)	18,223,658	18,223,658	18,223,658	—	15,298,972
	Continuation of Benefits(4)	—	81,243	24,772	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	34,749,605	40,080,848	23,296,884	—	26,940,174

Timothy M. Leyden(5)	Cash Severance	—	2,940,000	1,785,000	—	—
	Option Acceleration(1)	6,784,317	6,784,317	2,217,606	—	6,784,317
	Restricted Stock Unit Acceleration(2)	9,398,078	9,398,078	5,222,167	—	5,206,688
	Performance Stock Unit Acceleration(3)	2,409,646	2,409,646	2,409,646	—	2,409,646
	Continuation of Benefits(4)	—	140,741	17,206	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	18,592,041	21,672,782	11,663,625	—	14,400,651

Michael D. Cordano	Cash Severance	—	2,940,000	1,785,000	—	—
	Option Acceleration(1)	4,617,044	4,617,044	1,464,363	—	5,656,857
	Restricted Stock Unit Acceleration(2)	6,435,618	6,435,618	1,926,272	—	2,709,092
	Performance Stock Unit Acceleration(3)	2,334,251	2,334,251	2,334,251	—	2,334,251
	Continuation of Benefits(4)	—	58,561	30,297	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	13,386,913	16,385,474	7,552,183	—	10,700,200

James J. Murphy	Cash Severance	—	2,310,000	1,402,500	—	—
	Option Acceleration(1)	2,797,374	2,797,374	1,639,949	—	5,200,921
	Restricted Stock Unit Acceleration(2)	2,125,916	2,125,916	2,612,046	—	2,748,916
	Performance Stock Unit Acceleration	—	—	—	—	—
	Continuation of Benefits(4)	—	96,003	25,076	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	4,923,290	7,329,293	5,691,571	—	7,949,837

Mark P. Long	Cash Severance	—	1,665,000	1,091,250	—	—
	Option Acceleration(1)	—	—	603,096	—	2,465,321
	Restricted Stock Unit Acceleration(2)	—	—	—	—	622,008
	Performance Stock Unit Acceleration	—	—	—	—	—
	Continuation of Benefits(4)	—	72,274	25,076	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	—	1,737,274	1,731,422	—	3,087,329

(1)

The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of June 27, 2014. These intrinsic values were calculated by multiplying (i) the difference between the closing NASDAQ market price of a share of our common stock on June 27, 2014 ($92.90), the last trading day in fiscal 2014, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on June 27, 2014. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $92.90 or for stock options that were already vested as of June 27, 2014. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.

(2)	The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of June 27, 2014. These intrinsic values were calculated by multiplying (i) the NASDAQ Stock Market closing price of a share of our common stock on June 27, 2014 ($92.90), the last trading day in fiscal 2014, by (ii) the number of stock units that would have vested on an accelerated basis on June 27, 2014.

(3)	The amounts shown represent the target number of PSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of June 27, 2014. These intrinsic values were calculated by multiplying (i) the closing NASDAQ market price of a share of our common stock on June 27, 2014 ($92.90), the last trading day in fiscal 2014, by (ii) the target number of PSUs that would have vested on an accelerated basis on June 27, 2014.

(4)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

(5)	In connection with Mr. Leyden’s retirement as our Chief Financial Officer, effective as of September 8, 2014, we entered into a Separation Agreement with Mr. Leyden on August 25, 2014, which supersedes and replaces Mr. Leyden’s employment agreement. Please see the section entitled “Subsequent Events” on page 45 for a description of the terms and conditions of Mr. Leyden’s Separation Agreement, including the assumptions used to calculate the value of accelerated vesting of his equity awards. In connection with Mr. Leyden’s termination of employment on January 2, 2015, he will be entitled to receive the following amounts, subject to the terms and conditions of the Separation Agreement: cash severance ($1,785,000), continuation of benefits ($17,206) and value of outplacement services ($0). Mr. Leyden will also be entitled to accelerated vesting of his then-outstanding options and RSUs as if Mr. Leyden had remained employed through July 2, 2015, the six-month anniversary of the Separation Date. For purposes of this table, as of September 9, 2014, we estimate these values to be as follows: option acceleration ($1,872,301),RSU acceleration ($0) and PSU acceleration ($0). For the estimated value of his option acceleration, this amount was calculated by multiplying (i) the difference between the NASDAQ Stock Market closing price of a share of our common stock on September 9, 2014 ($99.85) and the applicable exercise price of the stock options, by (ii) the number of shares subject to Mr. Leyden’s stock options that are expected to vest on an accelerated basis.

(6)	As described above, none of our equity awards granted after September 2011 will automatically vest because a change in control occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs), as such acceleration is described more fully above, assuming that the awards were to be terminated in connection with the change in control and the Compensation Committee had not provided for the assumption, substitution or other continuation of the awards.

(7)	The amounts shown represent the estimated value of the severance benefits payable under the Change of Control Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Change of Control Severance Plan) in the event of a qualifying termination following a change in control, as such benefits are described more fully above.

(8)	The amounts shown represent the estimated value of the severance benefits payable under the Executive Severance Plan in the event of a termination of employment by us without cause, as such benefits are described more fully above.

(9)	None of the executive officers met the requirements for a “qualified retiree” described above as of June 27, 2014.

(10)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with the executive’s death, as such acceleration is described more fully above. For the PSU awards, the amounts assume achievement at 100% of target for the period.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables, as well as in the Compensation Discussion and Analysis).

As described more fully in the “Compensation Discussion and Analysis” section beginning on page 26, our executive compensation program is designed and reviewed at least annually to achieve the following goals:

•	attract, develop, reward and retain highly qualified and talented individuals;

•

motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specified measurable results have been achieved;

•	encourage accountability by determining salaries and incentive awards based on each executive’s individual contribution and performance;

•

tie incentive awards to financial and non-financial metrics that drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

We urge stockholders to read the “Compensation Discussion and Analysis” section, particularly the “Executive Summary,” which describes in more detail how our executive compensation program is designed to achieve these goals and key fiscal 2014 compensation decisions. Highlights of our executive compensation programs include the following:

•

Base Salary.    We target base salaries for executive officers at approximately the median of composite market data in order to help attract and retain highly qualified executive talent and to compensate executives for sustained individual performance.

•

Semi-Annual Bonus.    Our executive officers are eligible to earn semi-annual incentive pay under our ICP based on our performance against pre-established performance goals. Our ICP is designed primarily to motivate executives to achieve specified performance goals that are important to the continued growth and success of the company and to align the interests of management with the interests of stockholders. We target bonus opportunities at a level such that when added to base salary, the executive officer’s target total cash compensation is between the median and the 75th percentile based on composite market data.

•

Long-Term Incentives.    Our executive officers are also eligible to receive long-term incentive pay in the form of a combination of stock options, RSUs and/or PSUs. These long-term incentives are generally granted annually and vest over a two-, three- or four-year period, resulting in overlapping vesting periods that are designed to discourage short-term risk-taking, reinforce the link between the interests of stockholders and our executives and motivate executives to improve the multi-year financial performance of the company. We target long-term incentive opportunities at a level such that when added to target total cash compensation, the executive’s target total direct compensation is between the median and the 75th percentile based on composite market data.

A substantial portion of each executive officer’s compensation is awarded in the form of performance-based compensation such as cash bonuses and long-term incentive compensation. The employment agreement we have with Mr. Milligan and the employment agreement we had with Mr. Leyden do not and did not contain any guaranteed payment of bonuses or long-term incentive compensation. We provide generally modest (less than $10,000) perquisites to our executive officers and do not provide for any tax gross-ups specific to severance or change in control pay for our executive officers. In addition, all executive officers are required to meet stock ownership guidelines which help achieve our objective of linking the interests of stockholders and management.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

This proposal on the compensation paid to our named executive officers is advisory only and will not be binding on the company or our Board of Directors, and will not be construed as overruling a decision by the company or our Board of Directors or creating or implying any additional fiduciary duty for the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with our 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information with respect to our equity compensation plans as of June 27, 2014, which plans were as follows: Non-Employee Directors Stock-for-Fees Plan, 2004 Performance Incentive Plan, Employee Stock Option Plan and 2005 Employee Stock Purchase Plan. These plans have each been approved by our stockholders. Following expiration of the Employee Stock Option Plan on November 10, 2004 and approval of the 2004 Performance Incentive Plan by our stockholders on November 18, 2004, no new awards are permitted under the Employee Stock Option Plan. In addition, the Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan.

The following table does not present information regarding equity awards that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, footnote 5 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of June 27, 2014, and the weighted average exercise price of such assumed options. No additional options or other equity awards may be granted under those assumed plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	11,883,067	(1)(2)	$40.5621	(3)	15,445,567	(4)
Equity compensation plans not approved by security holders	—		—		—

Total(5)	11,883,067		$40.5621		15,445,567

(1)	This amount includes: (i) 8,107,575 shares of our common stock subject to stock options outstanding under our 2004 Performance Incentive Plan, (ii) 77,033 shares of our common stock subject to stock options outstanding under our Employee Stock Option Plan, (iii) 3,358,169 shares of our common stock subject to outstanding RSUs awarded under our 2004 Performance Incentive Plan, and (iv) 215,720 shares of our common stock subject to deferred stock units credited under our Deferred Compensation Plan.

(2)	Includes the maximum number of shares potentially issuable in connection with open performance-based vesting conditions. As of June 27, 2014, a maximum of 124,570 PSUs (including a target number of 62,285 PSUs) were subject to open performance-based vesting conditions. See “Compensation Discussion and Analysis” and the “Fiscal 2014 Grants of Plan-Based Awards Table” and the accompanying narrative for more information regarding outstanding PSUs.

(3)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of RSUs and PSUs issued under our 2004 Performance Incentive Plan and deferred stock units credited under our Deferred Compensation Plan.

(4)	Of these shares, as of June 27, 2014, 9,566,206 remained available for future issuance under our 2004 Performance Incentive Plan, zero remained available for future issuance under our Non-Employee Directors Stock-for-Fees Plan and 5,879,361 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

(5)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of June 27, 2014, 1,907,289 shares of common stock were issuable upon exercise of outstanding options granted under assumed plans. The weighted average exercise price of the assumed outstanding options to acquire shares of common stock is $21.8798 per share. Additionally, as of June 27, 2014, 103,519 shares of our common stock were issuable upon the vesting of assumed RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the SEC and The NASDAQ Stock Market. The SEC has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2014. To our knowledge, based solely on our review of the copies of such reports required to be furnished to us with respect to fiscal 2014 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed during and with respect to fiscal 2014, except that the Form 4 filed on April 18, 2014 by Mr. Moore, which reported one transaction, was late with respect to such transaction.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended June 27, 2014. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the Charter on May 14, 2014. A copy of the amended charter is available on our website under the Investor Relations section at investor.wdc.com. The Board of Directors has determined that each of the members of the Audit Committee qualifies as an “independent” director under applicable rules of the NASDAQ Stock Market and the SEC.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

During fiscal 2014, the Audit Committee met a total of 10 times, 4 in person and 6 via telephone conference. During fiscal 2014, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended June 27, 2014 with management and the independent registered public accounting firm. The Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”).

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of that firm. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to the Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 27, 2014, for filing with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending July 3, 2015.

AUDIT COMMITTEE

Henry T. DeNero, Chairman

Kathleen A. Cote

William L. Kimsey

Paula A. Price

August 12, 2014

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP has served as our independent auditors since our incorporation in 1970. The Audit Committee of our Board of Directors has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending July 3, 2015. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. We expect one or more representatives of KPMG LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG LLP for the fiscal years ended June 27, 2014 and June 28, 2013:

Description of Professional Service	2014	2013
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements	$4,463,700	$4,551,500
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	$12,500	$33,000
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	$2,626,000	$1,443,000
All Other Fees — products and services other than those reported above	$0	$0

(1)	Audit-Related Fees in fiscal 2014 and 2013 consisted of the issuance of attestation reports and other services.

(2)	Tax Fees in fiscal 2014 and 2013 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that KPMG LLP seek pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and permissible non-audit services and associated fees up to a maximum for any one audit-related or non-audit service of $50,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. All services performed and related fees billed by KPMG LLP during fiscal 2014 and fiscal 2013 were approved by the Audit Committee pursuant to regulations of the SEC.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 3, 2015.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of our common stock, (c) any immediate family member of any of the foregoing persons or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Certain Transactions with Related Persons

Indemnification Agreements

In addition to the indemnification provisions contained in our Certificate of Incorporation and By-laws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in proceedings arising out of their service to us.

Agreements with Hitachi, Ltd.

Stock Purchase Agreement.    On March 7, 2011, we entered into a Stock Purchase Agreement (as subsequently amended, the “Purchase Agreement”) with Hitachi, Viviti Technologies Ltd., formerly known as HGST, a wholly owned subsidiary of Hitachi, and Western Digital Ireland, Ltd., one of our indirect wholly owned subsidiaries (“WDI”). Pursuant to the terms of the Purchase Agreement, on March 8, 2012 (the “Closing Date”), WDI acquired all of the issued and paid-up share capital of HGST from Hitachi for an aggregate purchase price consisting of (i) cash consideration of approximately $3.9 billion (subject to certain post-closing adjustments for changes in the working capital of HGST and certain other payments and expenses) and (ii) 25 million shares of our common stock (the “Transaction”).

Investor Rights Agreement.    On the Closing Date, we entered into the Investor Rights Agreement with Hitachi. Under the terms of the Investor Rights Agreement, Hitachi has the right to designate, and has designated, two directors to our Board of Directors (the “Hitachi Nomination Right”). The two directors initially designated by Hitachi were Kensuke Oka and Masahiro Yamamura (referred to in this Proxy Statement as the Hitachi Designated Directors for fiscal 2014), each of whom was appointed to our Board of Directors on May 17, 2012. As indicated above, on September 19, 2013, Mr. Oka resigned from our Board of Directors and Mr. Yamamoto was appointed in his place to serve as a Hitachi Designated Director. We have agreed, for the period described below, to include the Hitachi Designated Directors in our slate of nominees for election to the Board of Directors at each annual or special meeting of stockholders at which directors are to be elected, recommend that stockholders vote in favor of the election of the Hitachi Designated Directors, support Hitachi Designated Directors for election in a manner no less favorable than how we support our own nominees and use commercially reasonable efforts to cause Hitachi Designated Directors’ election to the Board of Directors.

The Hitachi Nomination Right will terminate (i) with respect to one of the Hitachi Designated Directors, at the end of the second full calendar year following the Closing Date, (ii) in the event that Hitachi ceases to beneficially own at least 50% of the shares of common stock it received in the Transaction, (iii) if Hitachi has first sold at least 10% of the shares of common stock it received in the Transaction, in the event that Hitachi ceases to beneficially own at least 5% of our total issued and outstanding common stock, (iv) upon Hitachi’s breach of the standstill or transfer restriction obligations of the Investor Rights Agreement, which are described below, or (v) upon Hitachi’s material breach of the Non-Competition Agreement (defined below). As described above under “Proposal 1 — Election of Directors,” one of the Hitachi Designated Directors would be required to resign from the Board of Directors at the end of calendar year 2014. Therefore, as described in greater detail above, Mr. Yamamoto is not a candidate for re-election to the Board of Directors at the Annual Meeting. In addition, under the Investor Rights Agreement, if the Hitachi Nomination Right terminates as a result of the occurrence of any of the events described in (ii) to (v) above, Hitachi will cause the Hitachi Designated Directors to resign promptly from the Board of Directors.

Commencing with the Closing Date, Hitachi and its controlled affiliates became subject to customary “standstill” restrictions limiting or prohibiting, among other things, directly or indirectly, the acquisition of additional securities of the company or seeking or proposing a change of control transaction. The standstill period runs until the earlier of (i) a change of control of the company or (ii) 90 days after the Hitachi Nomination Right terminates. Pursuant to the Investor Rights Agreement, Hitachi has registration rights with respect to the shares of our common stock it received in the Transaction, including shelf, demand and piggyback registration rights. Pursuant to Amendments No. 2 and No. 3 to the Investor Rights Agreement, dated August 27, 2013 and October 29, 2013, respectively, we are required to file and have declared effective by the SEC a registration statement permitting the resale of up to 12,500,000 shares of our common stock owned by Hitachi by a date to be designated by Hitachi in consultation with us and after reasonable prior notice to us. Pursuant to the Investor Rights Agreement, on October 30, 2014, we filed an automatic shelf registration statement with the SEC on Form S-3ASR to permit the resale by Hitachi of up 12,500,000 shares of our common stock. Upon closing of the secondary offering on November 6, 2013, Hitachi owned 12,500,000 shares of our common stock, which, as of September 9, 2014, amounts to approximately 5.35% of our outstanding shares of common stock.

Director Compensation Arrangements.    On August 14, 2013, we entered into a letter agreement amending the Investor Rights Agreement with Hitachi, pursuant to which we agreed to make certain payments to Hitachi in lieu of our prior undertaking to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors. For each year of service after November 13, 2013, commencing with our 2013 Annual Meeting of Stockholders, Hitachi is entitled to a cash payment with respect to each continuing Hitachi Designated Director equal to the base annual retainer otherwise payable to one of our other non-employee directors pursuant to our non-employee director compensation policy then in effect (which annual cash retainer is currently $75,000 and is payable promptly following the Annual Meeting of Stockholders). Hitachi also will be entitled to an additional cash payment(s) determined by reference to the grants of RSUs the Hitachi Designated Directors would have been granted had such Hitachi Designated Directors participated in our non-employee director RSU grant program. Such cash payment(s) will be payable to Hitachi within ten (10) days after the date on which such hypothetical RSUs would have vested had such units actually been granted to the Hitachi Designated Directors under the terms of our non-employee director RSU grant program, and will be calculated based on the number of units that would have vested multiplied by the closing price of a share of our common stock on the vesting date. For each of the Hitachi Designated Directors, Hitachi received a payment of $537,845 for fiscal 2014. Hitachi will not be entitled to any cash payment with respect to any hypothetical RSUs for which the applicable vesting conditions would not have been satisfied by the applicable Hitachi Designated Director. The Hitachi Designated Directors are not entitled to any compensation from us for their service on our board of directors but are entitled to the same travel and expense reimbursement as our other non-employee directors.

License Agreement.    On the Closing Date, we entered into a License Agreement with Hitachi (the “License Agreement”) under which (i) Hitachi granted to us a royalty-free license under certain patents of Hitachi, and (ii) we granted to Hitachi a royalty-free license under certain of our patents. The term of such patent licenses runs a minimum of five years from the Closing Date. Under the License Agreement, Hitachi has also granted to us a royalty-free, perpetual license under its non-patent intellectual property that may be held by HGST. Further, under the License Agreement, we and Hitachi each released the other party with respect to acts of infringement of certain patents of such releasing party prior to the Closing Date.

Purchase of Production Materials, Equipment and Other Services.    We purchase production materials, equipment and other services from Hitachi. Total production materials purchased from Hitachi during fiscal 2014 totaled approximately $61.2 million. In addition, we purchase equipment and other services, including facility and equipment maintenance, human resource services and information technology services from Hitachi and its affiliates. Total equipment and other services purchased from Hitachi during fiscal 2014 totaled approximately $119.8 million.

Sales Transactions.    We sell certain of our products to Hitachi, including under a Master Services Agreement entered into with Hitachi in 2003. At the Closing Date, we entered into a Customer Agreement, which provided that sales of certain of our products to Hitachi would continue to be governed by the Master Services Agreement through March 2014. The Customer Agreement expired in March 2014, but the Master Services Agreement continues in effect. Revenue related to products sold to Hitachi during fiscal 2014 totaled approximately $306.1 million.

R&D Services Agreement.    Hitachi provides research and development services to us, including under an R&D Services Agreement entered into with Hitachi at the Closing Date, which expired in September 2013. The amount of research and development services provided by Hitachi during fiscal 2014 totaled approximately $2.8 million.

Branding Agreement.    On the Closing Date, HGST and Hitachi entered into a Branding Agreement under which Hitachi permits HGST to continue to use certain trademarks of Hitachi following the Closing Date while required to do so.

Non-Competition Agreement.    On the Closing Date, we and Hitachi entered into an Agreement Not to Compete (the “Non-Competition Agreement”). Under the terms of the Non-Competition Agreement, Hitachi may not compete for a period of ten years from the Closing Date in the hard disk drive field, including the manufacture and sale of hard disk drive products and, subject to certain exceptions, research and development that is related to any material aspect of the manufacture of hard disk drive products.

ANNUAL REPORT

Our 2014 Annual Report has been posted on our corporate website at investor.wdc.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2014 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2014 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2014 Annual Report for the fiscal year ended June 27, 2014 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Irvine, California

September 23, 2014

3355 MICHELSON DRIVE, SUITE 100

IRVINE, CA 92612

Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 4, 2014.*

*	Participants in the Western Digital 401(k) Plan must provide voting instructions for the shares in their plan account by 11:59 P.M. Eastern Time on November 2, 2014 to allow sufficient time for the plan trustee to vote the shares on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M78533-P55255 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR each of the following nominees:
			For	Against	Abstain
1.	ELECTION OF DIRECTORS

	1a.	Kathleen A. Cote	☐	☐	☐

	1b.	Henry T. DeNero	☐	☐	☐

	1c.	Michael D. Lambert	☐	☐	☐

	1d.	Len J. Lauer	☐	☐	☐

	1e.	Matthew E. Massengill	☐	☐	☐

	1f.	Stephen D. Milligan	☐	☐	☐

	1g.	Thomas E. Pardun	☐	☐	☐

	1h.	Paula A. Price	☐	☐	☐

	1i.	Masahiro Yamamura	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The Board of Directors recommends a vote FOR Proposals 2 and 3:		For	Against	Abstain

2.	To approve on an advisory basis the named executive officer compensation in this Proxy Statement.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2015.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held November 5, 2014:

The Notice and Proxy Statement and 2014 Annual Report are available at www.wdc.com/investor.

You can also view these materials at www.proxyvote.com by using the control number.

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M78534-P55255

WESTERN DIGITAL CORPORATION

3355 Michelson Drive, Suite 100

Irvine, California 92612

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Thomas E. Pardun and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 9, 2014 with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 5, 2014, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of September 23, 2014, which is being delivered herewith in connection with the Annual Meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the nine nominees named in Proposal 1, and “FOR” Proposals 2 and 3. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not submit voting instructions for any shares held in the Western Digital Corporation 401(k) Plan, such shares will not be voted by the Trustee.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)